Exhibit 10.2

CONTRACT PURCHASE AGREEMENT

THIS CONTRACT PURCHASE AGREEMENT is made as of April 27, 2007 (the “Agreement”) among PDC FUNDING COMPANY II, LLC, a Minnesota limited liability company (the “Seller”), PATTERSON COMPANIES, INC., a Minnesota corporation (together with its successors and assigns “PCI”), as initial Servicer (the “Servicer”), U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), individually and as agent (in such capacity, the “Agent”) for the “Buyers”(as defined below), and THE NORTHERN TRUST COMPANY (“Northern;” U.S. Bank in its individual capacity, and Northern, together with any other Person that may become a party hereto pursuant to Section 13.4 are collectively referred to herein as the “Buyers”).

WITNESSETH:

WHEREAS, Seller holds or expects to hold certain rights to payment under contracts providing for the sale of equipment and supplies for a purchase price payable over time and secured by a security interest in the purchased equipment and supplies, which rights to payment were acquired or will be acquired by Seller in the regular course of its business; and

WHEREAS, Seller desires to sell, and the Buyers desire to purchase, from time to time, an undivided percentage ownership interests in such rights to payment; and

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

Account: As defined in the Uniform Commercial Code.

Accounting Period: Each fiscal month of Seller, at the end of which Servicer and Seller reconcile accounting information relating to the Buyer Contracts.

Acquisition: Any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which PCI or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company or other business entity.

Adverse Event: The occurrence of any event that could have a material adverse effect on (i) the business, operations, property, assets or condition (financial or otherwise) of PCI and its Subsidiaries as a consolidated enterprise or (ii) on the ability of Seller, Originator or PCI to perform its obligations under the Transaction Documents.

Affiliate: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, twenty-five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, twenty-five percent or more of the equity interest), (c) each Person, twenty-five percent or more of the voting stock (or if such Person is not a corporation, twenty-five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

Applicable Commitment Percentage: With respect to each fiscal quarter of PCI, the Applicable Commitment Percentage set forth in the table below, based on the BD/EBITDA Ratio computed as of the last day of the immediately preceding fiscal quarter:

BD/EBITDA Ratio	Applicable Commitment Percentage
Less than or equal to 1.0	0.125%
Greater than 1.0	0.20%

If at any time of determination the applicable BD/EBITDA Ratio cannot be determined, the Applicable Commitment Percentage shall be 0.20%.

Applicable Margin: Subject to the last sentence of this definition, with respect to the period beginning five days after the financial statements and compliance certificate required by Sections 6.2(b) and (c) are delivered with respect to any fiscal quarter and ending on the day five days after the date such financial statements and compliance certificate for the next fiscal quarter are actually delivered, the percentage specified, based on the BD/EBITDA Ratio calculated as of the end of the fiscal quarter for which such financial statements were delivered:

BD/EBITDA Ratio	Applicable Margin
Less than or equal to 1.0	0.75%
Greater than 1.0	1.00%

During the period beginning on the date five days after the financial statements and compliance certificate for a fiscal quarter are required to be delivered pursuant to Sections 6.2(b) and (c) but are not delivered and ending five days after the date such financial statements are delivered, the Applicable Margin shall be as specified for a BD/EBITDA Ratio greater than 1.0 to 1.0. The Applicable Margin shall change on the date of adjustment notwithstanding any Fixed Interest Period.

Assignment Agreement; That certain Assignment Agreement dated as of April 27, 2007 among U.S. Bank National Association, The Northern Trust Company, Webster and PDSI.

BD/EBITDA Ratio: The ratio of (i) the Consolidated Total Debt minus the obligations arising from the purchase price of Permitted Account Sales and other forms of off-balance sheet financing as of the last day of a fiscal quarter, to (ii) EBITDA for the period of four fiscal quarters ending on such date, all calculated for PCI and its Subsidiaries on a consolidated basis.

Board: The Board of Governors of the Federal Reserve System or any successor thereto.

Business Day: Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota.

Buyer(s): As defined in the opening paragraph of this Agreement.

Buyer Contracts: Collectively, as of any date of determination, all Contracts which comprise any portion of the Buyer Interests, and all Related Security with respect to such Contracts, all Related Security Documents with respect to such Contracts, all Collections relating to such Contracts and the proceeds of any of the foregoing.

Buyer Interests: An undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Buyer Investment in (i) all Contracts identified by Seller in a Purchase Request delivered pursuant to Section 2.2 of this Agreement, (ii) all Related Security with respect to such Contracts, (iii) any Related Security Documents with respect to such Contracts, (iv) all Collections related to such Contracts, and (v) any other proceeds of the foregoing. Each such undivided percentage interest equals the result of (A) Buyer Investment divided by (B) Net Receivables Balance minus the Credit Enhancement.

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Purchase Termination Date, each Buyer Interests shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Purchase Termination Date. The variable percentage represented by any Buyer Interests as computed (or deemed recomputed) as of the close of the Business Day immediately preceding the Purchase Termination Date shall remain constant at all times thereafter.

Buyer Interest Amount: For any Interest Period, the amount determined by applying the Buyers’ Rate as in effect during such Interest Period to the outstanding balance of the Buyers’ Investment as of the first day of such Interest Period.

Buyer Investment: At any time (A) the aggregate Purchase Price of all Buyer Interests, minus (B) the aggregate amount of Collections and other payments received by the Agent or any Buyer, as applicable, which in each case are applied to reduce the Buyer Investment in accordance with the terms and conditions of this Agreement; provided that the Buyer Investment shall be restored (in accordance with Section 2.10) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

Buyer’s Percentage: With respect to any Buyer, the percentage equivalent of a fraction, the numerator of which is the Individual Purchase Commitment Amount of such Buyer and the denominator of which is the Purchase Commitment Amount.

Buyers’ Rate: Prior to the occurrence of a Termination Event, for any Interest Period, and except as otherwise provided in Sections 12.2 and 12.3, a rate per annum equal to the weighted average of the Eurodollar Rates (Reserve Adjusted) in effect during such Interest Period plus the Applicable Margin, and from and after the occurrence and during the continuance of a Termination Event, a floating rate per annum equal to the Prime Rate plus two percent (2.0%) per annum.

Closing Date: The Business Day on which the conditions precedent to the obligation of the Buyers to purchase the initial Buyer Interests, as set forth in Article V, have been satisfied.

Code: The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

Collections: With respect to any Buyer Contract, all cash collections and other cash proceeds in respect of such Contract, including, without limitation, all scheduled payments, prepayments, yield, Finance Charges or other related amounts accruing in respect thereof, and all cash proceeds of Related Security with respect to such Contract.

Collection Account: As defined in Section 3.1.

Collection Period: Each period commencing on a Determination Date and ending on the day immediately preceding the next Determination Date.

Commitment Fee: As defined in Section 2.4.

Consolidated Adjusted EBITDA: For any period, the sum of Consolidated EBIT for such period (i) plus consolidated depreciation and amortization for such period, (ii) plus extraordinary losses incurred other than in the ordinary course of business, (iii) minus extraordinary gains realized other than in the ordinary course of business. For Persons acquired by PCI during the relevant measurement period, their EBITDA results will be included in the calculation of Consolidated Adjusted EBITDA as if those Persons were owned by PCI for the entire reporting period. Consolidated Adjusted EBITDA will be calculated on a rolling four-quarter basis, all as calculated for PCI and its Subsidiaries on a consolidated basis.

Consolidated EBIT: For any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for federal, state, local and foreign income and franchise taxes paid or accrued and (iii) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for PCI and its Subsidiaries on a consolidated basis.

Consolidated Interest Expense: For any period, the interest expense of PCI and its Subsidiaries calculated on a consolidated basis for such period including, without limitation, such interest expense as may be attributable to capitalized leases, receivables transaction financing costs, the discount or implied interest component of off-balance sheet liabilities, all commissions, discounts and other fees and charges owed with respect to letters of credit and net mark-to-market exposure.

Consolidated Net Income: For any period, the net income (or loss) of PCI and its Subsidiaries calculated on a consolidated basis for such period, excluding any non-cash charges or gains which are unusual, non-recurring or extraordinary.

Consolidated Net Worth: As of any date of determination, the consolidated total stockholders’ equity (including capital stock, additional paid in capital and retained earnings) of PCI and its Subsidiaries determined in accordance with GAAP.

Consolidated Total Debt: (a) all indebtedness of PCI and its Subsidiaries, on a consolidated basis, reflected on a balance sheet prepared in accordance with GAAP, plus, without duplication (b) the face amount of all outstanding letters of credit in respect of which PCI or any Subsidiary has any reimbursement obligation and the principal amount of all contingent obligations of PCI and its Subsidiaries, plus obligations associated with capitalized leases, plus obligations arising from Permitted Account Sales (including the JPMorgan Securitization) and other forms of off-balance sheet financing, including receivables transaction attributed indebtedness.

Contract: Collectively, a contract assigned to Seller under the Receivables Sale Agreement evidencing a sale of dental equipment and supplies, in the case of PDSI, or veterinary equipment and supplies, in the case of Webster, entered into by an Originator, as the seller of such equipment and supplies, in the regular course of its business, or an Eagle Soft Contract assigned to Seller under the Receivables Sale Agreement, and all written agreements (and each of them) purporting to modify the terms of any such contract, and includes, without limitation, all related security interests and any and all rights to receive payments which are due pursuant thereto.

Contract Default: With respect to any Buyer Contract: (i) the failure of the Obligor(s) to pay within one hundred twenty (120) days of the due date any amount payable thereunder; (ii) the writing off of such Buyer Contract in accordance with the Credit and Collection Policies; or (iii) the occurrence of any default under the terms of the Buyer Contract or any Related Security Document (other than a payment default) which continues for the shorter of any grace or cure period provided in the Buyer Contract or Related Security Document or ten days from the date that any notice of such nonpayment default required by the Buyer Contract or the Related Security Document is given to the Obligor(s).

Credit and Collection Policy: Seller’s and/or the applicable Originator’s credit and collection policies and practices relating to Contracts existing on the date of the Agreement, as modified from time to time in accordance with this Agreement.

Credit Enhancement: On any date, an amount equal to (i) the Net Receivables Balance as of the close of business of the Servicer on such date, multiplied by (ii) the greater of (x) six percent (6%) and (y) three (3) times the average Default Ratio for the most recently completed three months.

Deemed Collections: The aggregate of all amounts Seller shall have been deemed to have received as a Collection on a Buyer Contract. If at anytime, (i) the outstanding principal balance of any Contract is either (x) reduced as a result of any defective or rejected goods or services, any discount on any adjustment or otherwise by Seller or any Originator (other than cash Collections on account of the Contract) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), (ii) any of the representations or warranties in Article VIII are no longer true with respect to any Buyer Contract or (iii) the Related Security for any Buyer Contract is repossessed and sold for less than the fair market value of such Related Security, Seller shall be deemed to have received a Collection of such Buyer Contract in the amount of (A) such reduction or cancellation in the case of clause (i) above, (B) the entire outstanding principal balance in the case of clause (ii) above and (C) the difference between the fair market value of the repossessed Related Security and the gross proceeds received upon the sale of such repossessed Related Security in the case of clause (iii) above.

Default Ratio: As of the last day of each month, a percentage equal to (i) the aggregate outstanding principal balance of all Defaulted Contracts on such day, divided by (ii) the aggregate outstanding principal balance of all Buyer Contracts on such day.

Defaulted Contract: A Buyer Contract as to which any payment, or part thereof, remains unpaid for 121 days or more from the original due date for such payment.

Determination Date: The last day of every Accounting Period.

Discounted Balance: With respect to each Discounted Contract, an amount equal to the present value of the amount remaining unpaid under such Contract on the Purchase Date with respect to that Contract, discounted to its present value as of such Purchase Date using as the discount rate Seller’s “book basis yield” for that Contract, as reflected on Seller’s books and disclosed to the Buyers in the relevant Purchase Request, which discount rate shall not be less than the Buyers’ Rate in effect on the Purchase Date with respect to such Contract.

Discounted Contract: A Contract identified in the relevant Purchase Request as a Contract (i) with respect to which the principal amount exceeds the remainder of (x) the aggregate purchase price for all equipment and supplies subject to such Contract that would be charged by the Originator for a cash sale, minus (y) any downpayment by the relevant Obligor, or (ii) providing for a single grace period of not more than 150 days during which no payments will be due and no interest will accrue with respect to such Contract.

Eagle Soft Contract: Collectively, a contract evidencing a sale or license of dental software entered into by PDSI as the seller or licensor of such dental software in the regular course of its business, and all written agreements (and each of them) purporting to modify the terms of any such contract, and including, without limitation, all related security interests and any and all rights to receive payments which are due pursuant thereto.

EBITDA: For any period of determination, the consolidated net income of PCI and its Subsidiaries before deductions for interest expense, income taxes, depreciation and amortization, all determined in accordance with GAAP.

Eligible Contract: A Contract:

(i) the Obligor of which is a United States resident, is not an Affiliate of PCI, and is not a government or a governmental subdivision or agency;

(ii) the principal Obligor of which is a dentist, veterinarian or a professional association, partnership or other Person that provides dental or veterinary services to consumers, or a dental or veterinary laboratory or other person who provides dental or veterinary services to other Persons who in turn provide dental or veterinary services to consumers, and that either (a) on the Purchase Date with respect to such Contract has an ongoing business relationship with an Originator or (b) was acquired by an Originator under the Assignment Agreement;

(iii) with respect to which no payment of principal, interest or other amounts is past due by more than sixty (60) days as of the date that the applicable Buyer Interests are proposed to be sold to the Buyers hereunder or is a Contract acquired by an Originator under the Assignment Agreement;

(iv) the Obligor of which is not the Obligor of any Contract in respect of which any payment of principal, interest or other amounts is past due by more than sixty (60) days as of the date that the applicable Buyer Interests are proposed to be sold to the Buyers hereunder and is not otherwise in material default under any other contract or agreement with an Originator or Seller;

(v) which is denominated and payable only in United States dollars in the United States;

(vi) which has been duly authorized (if the Obligor thereon is not a natural person) and which is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Contract enforceable against such Obligor in accordance with its terms;

(vii) which does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which the applicable Originator and Seller are not in violation of any such law, rule or regulation in any material respect;

(viii) which has not been modified or extended except in compliance with all applicable requirements of the Credit and Collection Policies;

(ix) which has not been acquired by the Originator from another Person or was not a Contract acquired by an Originator pursuant to the Assignment Agreement;

(x) which constitutes an account, chattel paper or an instrument as such terms are used in the Uniform Commercial Code of the State of Minnesota;

(xi) which, pursuant to its terms, is required to be paid in full on or before the Final Maturity Date;

(xii) which is secured by a valid and perfected, first priority security interest in the assets sold to the principal Obligor by the Originator pursuant to such Contract and, if the principal amount thereof exceeds $10,000, with respect to which the Originator or Seller or Servicer has delivered to the Agent UCC financing statements filed in each jurisdiction necessary to perfect such security interest;

(xiii) which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights of the Originator in order for the Buyers or the Agent to receive payments under such Contract or the right to enjoy the benefits of any Related Security therefor, and (B) does not restrict the ability of the Buyers or the Agent to exercise their rights under this Agreement;

(xiv) which is not owed by an Obligor that is a debtor in any proceeding under the Bankruptcy Code or comparable provision of state or foreign law or an assignor for the benefit of creditors;

(xv) which is not subject to any off-set, counterclaim or other claimed defense;

(xvi) with respect to which the liability of the Obligor thereon is not conditioned upon the approval of the Obligor of any goods sold or financed in connection therewith, and no such goods are subject to any repurchase obligations on the part of Seller or any return privilege on the part of such Obligor (other than the return privilege for defective goods which will be replaced with conforming good in accordance with the terms of the Contract);

(xvii) under which the initial payment is or was due no more than one month after the date the equipment sold thereunder was delivered, and that is payable in monthly installments, consisting of either level principal installments, together with accrued interest, or level payments of principal and interest, except that: (1) Contracts having an aggregate outstanding principal balance at the time of determination of up to five percent (5%) of the aggregate outstanding principal balance for all Buyer Contracts existing as of the date of determination may be Eligible Contracts despite having final balloon principal payments that are less than or equal to forty-five percent (45%) of the initial principal amount of such Contracts, (2) Contracts having an aggregate outstanding principal balance at the time of determination of up to ten percent (10%) of the aggregate outstanding principal balance for all Buyer Contracts existing as of the date of determination may be Eligible Contracts despite providing for payments of interest only for a period of up to twelve months after the date of the Contract, and (3) Contracts having an aggregate outstanding principal balance at the time of determination of up to fifteen percent (15%) of the aggregate outstanding principal balance for all Buyer Contracts existing as of the date of determination may be Eligible Contracts despite providing a single grace period of up to one hundred twenty (120) days (or, with respect to Discounted Contracts, as and to the extent provided in the definition thereof, one hundred fifty (150) days) during which no payment is due (it being understood that such Eligible Contracts are subject to such limits only during such 150 day or other grace period);

(xviii) that is evidenced by an Installment Sale Contract - Security Agreement or Software Agreement in substantially the form of one of the four forms of Contract attached hereto as Exhibit A, or another form of contract approved by the Majority Buyers in their sole and unlimited discretion;

(xix) that is owned by Seller free and clear of any Lien or any claim of any other Person;

(xx) under which at least seventy-five percent (75%) of the principal amount outstanding represents the purchase price of equipment (unless the Contract is an Eagle Soft Contract);

(xxi) which has an interest rate at least equal to the Buyers’ Rate plus 1% per annum as of the relevant Purchase Date and under which the principal amount outstanding does not exceed the remainder of (x) the aggregate purchase price for all equipment and supplies subject to such Contract that would be charged by the Originator for a cash sale, minus (y) any downpayment by the relevant Obligor, except that Contracts having an aggregate principal balance outstanding of up to fifteen percent (15%) of the aggregate outstanding principal balance for all Buyer Contracts as of the date of determination may be Eligible Contracts despite being Discounted Contracts;

(xxii) which, if an Eagle Soft Contract, has a final maturity of no more than 36 months after the date of such Eagle Soft Contract and an aggregate outstanding principal balance at the time of determination that when added to the outstanding principal balance of all Buyer Contracts that are Eagle Soft Contracts, does not exceed ten percent (10%) of the outstanding principal balance of all Buyer Contracts as of the date of determination;

(xxiii) which excludes residual value and any maintenance component;

(xxiv) which provides for aggregate principal payments thereunder in an amount not greater than $400,000;

(xxv) the outstanding principal balance of which, together with the outstanding principal balance of all Contracts with the same Obligor as the Contract, does not exceed $400,000; and

(xxvi) which, if originated by Webster, has an outstanding principal balance that, when added to the outstanding principal balance of all other Buyer Contracts originated by Webster, does not exceed 5% of the outstanding principal balance of all Buyer Contracts as of the date of determination.

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

ERISA Affiliate: Any trade or business (whether or not incorporated) that is a member of a group of which Seller is a member and which is treated as a single employer under Section 414 of the Code.

Eurodollar Business Day: A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.

Eurodollar Interbank Rate: With respect to each Interest Period or, if elected by Seller pursuant to Section 2.7, a fixed rate period, the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period or Fixed Rate Period, for the number of days in such Interest Period or Fixed Rate Period, which appears on the Reuters Screen LIBOR01 Page or any successor thereto as of 11:00 a.m., London time (or such other time as of which such rate appears) two Eurodollar Business Days prior to the first day of such Interest Period or Fixed Rate Period, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates at which United States dollar deposits are offered to the Agent in the interbank Eurodollar market at such time for delivery in Immediately Available Funds on the first day of such Interest Period or Fixed Rate Period in an amount approximately equal to the purchase by the Agent to which such Interest Period or Fixed Rate Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%).

Eurodollar Rate (Reserve Adjusted): With respect to each Interest Period or Fixed Rate Period, the rate (rounded upward, if necessary, to the next one sixteenth of one percent) determined by dividing the Eurodollar Rate for such Interest Period or Fixed Rate Period by 1.00 minus the Eurodollar Reserve Percentage.

Eurodollar Reserve Rate: As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of “Eurocurrency Liabilities” as such term is defined in Regulation D of such Board. The rate of interest applicable to any outstanding purchase shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

Excess Spread: As of the last day of any fiscal month, the sum of (i) the weighted average annual percentage rate accruing on the Buyer Contracts, minus (ii) any Servicing Fee, minus (iii) if a Hedging Agreement shall have been entered into, the applicable Hedge Fixed Rate and otherwise, the then applicable per annum Yield during such month, minus (iv) the Commitment Fee.

Final Maturity Date: April 27, 2013 (or in the case of Contracts described in clause (xvii)(3) of the definition of Eligible Contracts, July 27, 2013, as the same may be extended from time to time in writing by the Buyers, in their sole and absolute discretion, at the request of Seller.

Finance Charge Collections: Collections consisting of Finance Charges.

Finance Charges: With respect to a Buyer Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Buyer Contract.

Financial Officer: With respect to Seller, its Chief Executive Officer, Chief Financial Officer, Treasurer or Controller.

Financing Statements: Those UCC financing statements filed from time to time by Agent against Seller, or any UCC financing statements filed by Seller against an Originator.

Fixed Rate Period: As defined in Section 2.8.

Fixed Rate Tranches: As defined in Section 2.8.

GAAP: Generally accepted accounting principles as applied in the preparation of the audited financial statement of PCI referred to in Section 8.5.

Hedge Fixed Amount: With respect to each Interest Period, an amount equal to the product of (i) the average Buyer Investment outstanding during such Interest Period of all Buyer Interests of all Buyers times (ii) the applicable Hedge Fixed Rate, times (iii) a fraction, the numerator of which is the number of days in such Interest Period and the denominator of which is 360.

Hedge Fixed Rate: For any day during an Interest Period, the fixed rate payable under the Hedging Agreement (without taking into account any netting provisions thereunder), as such rate may be reset from time to time.

Hedge Floating Amount: With respect to an Interest Period, an amount equal to the product of (i) the average Buyer Investment outstanding during such Interest Period of all Buyer Interest of all Buyers, times, (ii) the one-month Eurodollar Rate (Reserve Adjusted) applicable to the Buyer Investments during such Interest Period, times (iii) a fraction, the numerator of which is the number of days in such Interest Period and the denominator of which is 360.

Hedge Provider: U.S. Bank National Association, and any replacement selected by Agent and Buyers.

Hedging Agreement: An interest rate hedge agreement with a Hedge Provider pursuant to which Seller shall have the fixed rate obligation and such Hedge Provider shall have the floating rate obligation, together with the related confirmations and schedules thereunder.

Hedging Obligations: All amounts payable to a Hedge Provider under such Hedge Provider’s Hedging Agreement, including, without limitation, the accrued fixed amount under such Hedging Agreement and all breakage costs associated with the termination of such Hedging Agreement.

Immediately Available Funds: Funds with good value on the day and in the city in which payment is received.

Independent Governor: Means a governor of Seller who is not at such time, and has not been at any time during the preceding five (5) years, (i) a director, officer, governor, manager, member, employee or affiliate of PCI or any Subsidiary or any of their Affiliates (other than an independent governor or independent director of a special purpose bankruptcy remote entity organized for the purpose of providing financing to PCI through the securitization or similar transfer, please or conveyance of accounts receivable), (ii) the beneficial owner of any of the outstanding common membership units or capital stock, as applicable of PCI or any Subsidiary, having general voting rights.

Individual Purchase Commitment Amount: With respect to any Buyer, initially the amount set opposite such Buyer’s name on the signature pages hereof as its Individual Purchase Commitment Amount, as the same may be reduced or increased from time to time pursuant to Section 2.3 or Section 13.4.

Intercreditor Agreement: The Amended and Restated Intercreditor Agreement dated as of April 27, 2007 among JPMorgan Chase Bank, N.A., the Agent, Seller, PCI and PDC Funding.

Interest Period: Each period beginning on a Settlement Date and ending on the day before the next Settlement Date. The final Interest Period shall end on the Final Maturity Date.

JPMorgan Securitization: The sale of Contracts to PDC Funding by the Originators and the subsequent sale by PDC Funding to JPMorgan Chase Bank, N.A. (as successor to Bank One, NA (Main Office Chicago), as agent.

JPMorgan Securitization Documents: (i) That certain receivables sale agreement dated as of May 10, 2002 among PDSI, Webster and PDC Funding (including any Sale Assignment (as defined therein) executed pursuant thereto) and (ii) the Amended and Restated Receivables Purchase Agreement dated as of October 7, 2004 among PCI, PDC Funding, JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as agent, and the financial institutions from time to time party thereto, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

Lien: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including but not limited to the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

Majority Buyers: At any time, if there are two or fewer Buyers, Buyers whose Buyer’s Percentages aggregate 100%; if there are more than two Buyers, Buyers whose Buyer’s Percentages aggregate at least 60%.

Multiemployer Plan: A multiemployer plan, as such term is defined in Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of Seller or any ERISA Affiliate.

Net Receivables Balance: At any time, (i) the aggregate outstanding principal balance of all Buyer Contracts that are then Eligible Contracts (other than Discounted Contracts) at such time plus (ii) the aggregate amount of all Discounted Balances at such time for all Discounted Contracts that are then Eligible Contracts.

Obligations: As defined in Section 2.6.

Obligor: Any Person who or which is directly or indirectly obligated to pay any Contract, including, without limitation, any guarantor and any accommodation maker.

Originator: Webster or PDSI.

PBGC: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

PCI: Patterson Companies, Inc., a Minnesota corporation.

PCI Documents: As defined in Section 5.1(a).

PCI Support Agreement: That certain Support Agreement dated as of April 27, 2007 executed by PCI in favor of Agent.

PDC Funding: PDC Funding Company, LLC, a Minnesota limited liability company.

PDSI: Patterson Dental Supply, Inc.

Permitted Account Sales: Sales (including licenses), with limited recourse, or no recourse, (i) by PDSI or Webster of Accounts derived from sales on contract of furnishings and equipment (but not, however, open-account sales of supplies and not accounts derived from provision of services) to the Seller or PDC Funding, (ii) by PDC Funding under the JPMorgan Securitization Documents and (iii) by Seller hereunder.

Person: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

Plan: Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of Seller or of any ERISA Affiliate, other than a Multiemployer Plan.

Prime Rate: The rate of interest from time to time publicly announced by the Agent as its “prime rate.” The Agent may lend to its customers at rates that are at, above or below the Prime Rate. For purposes of determining any interest rate hereunder which is based on the Prime Rate, such interest rate shall change as and when the Prime Rate shall change.

Principal Collections: Collections other than Finance Charge Collections.

Purchase Commitment: The obligation of the Buyers to purchase Buyer Interests from Seller, on the terms and subject to the conditions and limitations set forth in this Agreement, on a Purchase Date in an aggregate principal amount not to exceed the remainder of: (x) the Purchase Commitment Amount, minus (y) the aggregate Buyer Investments outstanding on all Buyer Interests as of the relevant Purchase Date.

Purchase Commitment Amount: As of any date, the sum of the Individual Purchase Commitment Amounts of all Buyers.

Purchase Commitment Period: The period commencing on the Closing Date and ending on the Business Day preceding the Purchase Termination Date.

Purchase Date: The Closing Date and any subsequent Settlement Date selected by Seller pursuant to Section 2.1 hereof on which a purchase of Buyer Interests is made pursuant to this Agreement.

Purchase Price: With respect to any Buyer Interest, the amount paid to Seller for such Buyer Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Request, (ii) the Unused Purchase Commitment on the applicable Purchase Date, taking into account any other proposed purchase of a Buyer Interest requested on the applicable Purchase Date, and (iii) the excess, if any, of the Net Receivables Balance (less the Credit Enhancement) on the applicable Purchase Date over the aggregate outstanding amount of Buyer Investments determined as of the date of the most recent Settlement Date, taking into account any other proposed purchase of Buyer Interests requested on the applicable Purchase Date.

Purchase Request: As defined in Section 2.2.

Purchase Termination Date: The earliest of (a) April 27, 2008, as the same may be extended from time to time in writing by the Buyers, in their sole and absolute discretion, at the request of Seller, (b) the date on which the Purchase Commitment is terminated pursuant to Section 11.2, or (c) the date on which the Purchase Commitment Amount is reduced to zero pursuant to Section 2.3.

Quarterly Payment Date: The last Business Day of each March, June, September and December, and the Final Maturity Date.

Receivables Sale Agreement: That certain Receivables Sale Agreement dated as of April 27, 2007 among the Originators and Seller.

Related Security: With respect to any Contract, (i) any property or interest in property securing payment of that Contract, (ii) any related guaranty, surety bond, insurance policy or other document or instrument given as assurance for the repayment of that Contract (iii) any of Seller’s right, title and interest in the Receivables Sale Agreement pursuant to which it acquired the Contract and (iv) all of Seller’s rights under any Hedging Agreements.

Related Security Document: With respect to any Contract, any security agreement, financing statement, mortgage, deed of trust or similar instrument, guaranty, pledge agreement, letter of credit or other agreement, instrument or document evidencing, setting forth or otherwise pertaining to the Related Security for that Contract.

Reportable Event: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

Seller: As defined in the opening paragraph of this Agreement.

Seller Documents: As defined in Section 5.1(a).

Servicer: PCI, in its capacity as agent and servicer for the Buyers hereunder and any successor thereto.

Servicing Fee: As defined in Section 4.5.

Settlement Date: The third Friday of each Accounting Period, or if such date is not a Business Day, then the next succeeding Business Day; provided, however, that at the Servicer’s option, the Settlement Date shall be postponed by one Business Day for each holiday of the Servicer that occurs during the relevant Accounting Period and prior to the date that would otherwise be the Settlement Date (but no Settlement Date shall be postponed by more than three Business Days); provided further, however, that the Closing Date shall also be a Settlement Date.

Subsidiary: Any corporation or other entity of which more than fifty percent (50%) of the securities or other ownership interests having ordinary voting power for the election of the board of directors or other Persons performing similar functions are owned by PCI either directly or through one or more Subsidiaries.

Termination Event: Any event described in Section 11.1.

Transaction Documents: This Agreement, the Receivables Sale Agreement, the PCI Support Agreement, the Intercreditor Agreement and any Hedging Agreements.

Unmatured Termination Event: Any event which, with the giving of notice (whether such notice is required under Article XI, under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute a Termination Event.

Unused Purchase Commitment: As of any date of determination, the amount (if any) by which the Purchase Commitment Amount exceeds the aggregate amount of the Buyer Investments as of the date of determination.

Webster: Webster Veterinary Supply, Inc.

Yield: For each respective Interest Period relating to any Buyer Interests, an amount equal to the product of the Buyers’ Rate for such Buyer Interests multiplied by the Buyer Investment of such Buyer Interests for each day elapsed during such Interest Period, annualized on a 360 day basis.

Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, consistently applied. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless Seller and the Buyers agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

Section 1.4 Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.

ARTICLE II

TERMS OF THE CONTRACT PURCHASES

Section 2.1 Purchase and Sale of Contracts; Purchase Price. Subject to the terms and conditions of this Agreement, on such Purchase Date or Purchase Dates prior to the Purchase Termination Date with respect to which Seller shall have given the Agent, on behalf of the Buyers, a timely Purchase Request pursuant to Section 2.2, Seller will sell to the Buyers and the Buyers will severally purchase from Seller the Buyer Interests; provided, however, that the Buyers will not be required to purchase any Buyer Interests that would cause (i) the aggregate Buyer Investments outstanding, to exceed (ii) the Purchase Commitment Amount, all determined as of the relevant Purchase Date; and provided further that the Buyers shall not be required to purchase any Buyer Interests from Seller unless the aggregate Purchase Price of the Buyer Interests to be purchased on that Purchase Date is $500,000 or more. The Buyer Interests shall be purchased by the Buyers ratably in the proportion of their respective Individual Purchase Commitment Amounts. The price to be paid by the Buyers to Seller on each Purchase Date shall equal the aggregate Purchase Price of all Buyer Interests offered by Seller to the Buyers and accepted by the Buyers on such Purchase Date. The sales of Buyer Interests contemplated hereby shall be made pursuant to and in reliance upon the representations, warranties and agreements of Seller contained herein and in the documents delivered pursuant hereto, and shall be without recourse against Seller except as provided herein.

Section 2.2 Procedures For Contract Purchases. Not less than five Business Days before the date Seller desires to sell Buyer Interests to the Buyers hereunder, Seller shall deliver to the Agent a written request to purchase Buyer Interests in the form of Exhibit B attached hereto or another form acceptable to the Majority Buyers (a “Purchase Request”), setting forth (a) the proposed Purchase Date, (b) the Contracts in which Seller proposes to sell the Buyer Interests on such date, identified by the name of the Obligor under, and the principal amounts outstanding under, each Contract, and specifying which Contracts, if any, are Discounted Contracts and Seller’s “book basis yield” with respect to each such Discounted Contract, and (c) the Purchase Price for the Buyer Interests. The Agent shall promptly notify each other Buyer of the receipt of such Purchase Request, the matters specified therein, and of such Buyer’s ratable share of the requested Purchase Price (which shall be that Buyer’s respective Buyer’s Percentage thereof). The Agent and the Buyers shall have an opportunity prior to each Purchase Date to inspect all documentation relating to the Contracts comprising the offered Buyer Interests as the Agent or the Buyers shall request and shall in no event be obligated to purchase any Buyer Interests that the Agent, in its reasonable discretion, determines is comprised of one or more Contracts that are not Eligible Contracts. On or before each Purchase Date:

(i) Seller shall deliver to the Servicer the original executed Buyer Contracts to be held by the Servicer in accordance with Section 3.1 hereof;

(ii) Seller shall place all records maintained by it relating to such Buyer Contracts in separate files with appropriate markings to indicate the Buyers’ ownership of the Buyer Interests therein; and

(iii) Seller shall conspicuously stamp the first page of each Buyer Contract with the following notice: “An interest in this Contract has been assigned to U.S. Bank National Association, as Agent. Any purchase of this Contract would violate the rights of U.S. Bank National Association.”

On each Purchase Date, each Buyer shall provide its Buyer’s Percentage of the requested Purchase Price to the Agent in Immediately Available Funds not later than 2:00 p.m., Minneapolis time. Unless (i) the Agent determines that any applicable condition specified in Article V has not been satisfied, or (ii) one or more of the Buyers does not provide its Buyer’s Percentage of the requested Purchase Price in a timely fashion, the Agent will pay to Seller, in Immediately Available Funds, the Purchase Price for the Buyer Interests, such payment to be made at the Agent’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 4:00 p.m. (Minneapolis time) on the requested Purchase Date.

Section 2.3 Optional Reduction of Purchase Commitment Amount. The Seller may, at any time, upon not less than five Business Days prior written notice to the Agent, ratably among the Buyers reduce the Individual Purchase Commitment Amounts, with any such reduction in a minimum amount of $1,000,000 for each Individual Purchase Commitment, or, if more, in an integral multiple of $500,000; provided, however that the Purchase Commitment Amount may not be reduced to an amount less than the aggregate amount of Buyer Investments as of the date of the reduction.

Section 2.4 Commitment Fee. The Seller hereby agrees to pay to the Buyers a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Commitment Percentage per annum of the average daily Unused Purchase Commitment. Such Commitment Fees are payable in arrears on each Quarterly Payment Date. The Commitment Fees shall be computed on the basis of actual days elapsed and a year of 360 days.

Section 2.5 Yield Payments. Each Buyer Investment shall accrue Yield for each day at the Buyers’ Rate in accordance with the terms and conditions hereof. On each Settlement Date, Seller shall pay to the Agent (for the benefit of the Buyers) an aggregate amount equal to all accrued and unpaid Yield for the entire Interest Period of each such Buyer Interest in accordance with Article IV. On the third Business Day immediately preceding the Settlement Date for each Buyer Interest, Agent shall calculate the aggregate amount of accrued and unpaid Yield for the entire Interest Period of each Buyer Interest and shall notify Seller of such aggregate amount.

Section 2.6 Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller shall immediately pay to the Agent when due, for the account of the relevant Buyers on a full recourse basis, (i) all amounts payable as Yield pursuant to Section 2.5, (ii) all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Buyer Investment hereunder in accordance with Sections 4.1 and 4.2 hereof), (iii) all amounts required pursuant to Sections 2.9 herein, (iv) all amounts payable pursuant to Section 10.15 and Article XII, if any, (v) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Buyer Contracts, (vi) all Hedging Obligations and (vii) all Default Fees (collectively, the “Obligations”). If Seller fails to pay any of the Obligations when due, Seller agrees to pay, on demand, a default fee equal to interest on the overdue amount equal to the Prime Rate plus 2% per annum (the “Default Fee”) in respect thereof until paid. Notwithstanding the foregoing, no provision of this Agreement shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Buyers and the Agent.

Section 2.7 Security Interest. The Seller and the Buyers intend that the transactions contemplated hereby shall be treated as an absolute and irrevocable purchase and sale of the Buyer Interests and not as a lending transaction. In the event the transactions contemplated hereby are determined not to constitute purchases and sales despite the intentions of the parties, (a) Seller shall be deemed to have granted to the Agent, for the benefit of the Buyers, and Seller does hereby grant to the Agent, for the benefit of the Buyers, a security interest in and to Seller’s interest in each Buyer Contract, all proceeds of all of the foregoing and all of Seller’s rights to and interests in and under the Receivables Sale Agreement, to secure (x) repayment of the Buyer Investments and all of Seller’s Obligations under this Agreement, whether now existing or hereafter created, and (y) the Servicer’s obligations to remit proceeds of the Contracts and make other payments to the Agent for the benefit of the Buyers as provided in Article IV, and (b) the Financing Statements shall perfect such security interest.

Section 2.8 Fixing of Interest Periods. Seller may elect to fix the Eurodollar Interbank Rate with respect to any portion of the Buyer Investments (each such portion, a “Fixed Rate Tranche”) for a period of two, three, six or (if acceptable to all of the Buyers, in their sole and absolute discretion) nine or twelve Interest Periods (each a “Fixed Rate Period”), by giving the Agent notice, which may be by telephone, given so as to be received by the Agent not later than 10:00 a.m., Minneapolis time, three Business Days prior to the first day of such Fixed Rate Period (which must be a Settlement Date). No Fixed Rate Tranche may be elected if, after giving effect thereto, the scheduled amortization of the Buyer Contracts would result in any portion of any Fixed Rate Tranche being repaid before the end of the Fixed Rate Period applicable thereto. Fixed Rate Tranches may only be elected in amounts of $500,000 or an integral multiple thereof. Each such notice shall specify (i) the portion of the Buyer Investments to be included in such Fixed Rate Tranche and (ii) the number of Interest Periods to be included in such Fixed Rate Period. For all or any portion of the outstanding Buyer Investments with respect to which no election pursuant to this Section 2.8 is effective, the Eurodollar Interbank Rate and the Eurodollar Rate (Reserve Adjusted) will be determined for a single Interest Period. No election pursuant to this Section 2.8 may be made if a Termination Event or Unmatured Termination Event has occurred and is continuing. No more than five Fixed Rate Tranches may be outstanding at any one time.

Section 2.9 Funding Losses; Fixed Rate Tranches. Seller shall compensate each Buyer, upon its written request, for all losses, expenses and liabilities (including any interest paid by such Buyer to lenders of funds borrowed by it to make or carry Fixed Rate Tranches to the extent not recovered by such Buyer in connection with the re-employment of such funds and including loss of anticipated profits) which such Buyer may sustain if, for whatever reason, any principal amount of a Fixed Rate Tranche is paid, or the rate payable thereon is converted pursuant to Section 12.3, on any day prior to the last day of the Fixed Rate Period applicable thereto. A Buyer’s request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

Section 2.10 Payment Rescission. No payment of any of the Buyer Investment or other Obligations shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such rescission, return or refund), the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.

ARTICLE III

COLLECTIONS AND SERVICING

Section 3.1 Servicing Agency; Holding of Buyer Contracts.

(a) Contract Collections. Until such time, if any, as the Agent shall notify Seller in writing pursuant to Section 3.4 hereof of the revocation of such power and authority, PCI shall act as Servicer and collect or cause to be collected for and on behalf of the Buyers and the Hedge Providers, if any, from the Obligors under all Buyer Contracts, Related Security and Related Security Documents, all amounts as and when due and owing thereunder. The Servicer shall convert all checks and other instruments received on account of such amounts into immediately available funds as soon as is commercially reasonable. On any day Servicer receives Collections and/or Deemed Collections, such Collections and Deemed Collections shall be set aside and held in trust by Servicer for the benefit of Agent, Buyers and the Hedge Providers, if any, and shall be deposited as promptly as practicable (not later than the Business Day after the date such amounts are received) into the “Collection Account” (as defined in the next sentence). The Collection Account shall be a deposit account in the name of the Seller. On each Settlement Date, the Servicer shall withdraw such portion of the funds in the Collection Account as is necessary to make any payments due to the Buyers, Hedge Providers (if any), Servicer and Seller on such Settlement Date, under Sections 4.1, 4.2 or any other section hereof. At any time after the occurrence of a Termination Event, the Agent may withdraw any amounts in the Collection Account to pay any amounts due under Sections 4.1, 4.2 or any other section hereof at any time, without instructions from the Servicer. Any amounts withdrawn by the Agent shall be applied in accordance with Sections 4.1 and 4.2 of this Agreement.

(b) Manner of Holding Buyer Contracts. The Servicer shall hold in trust, for the benefit of the Agent and the Buyers, the Buyer Contracts, until its status as Servicer is terminated as set forth herein. The Servicer shall not release, deliver, sell, pledge or grant a security interest in or authorize the release, delivery, sale, pledge or the granting of a security interest in, any Buyer Contract to any other entity or person, or take any other action with respect to any Buyer Contract which could cause the sale of the Buyer Interests to the Buyers to become unperfected or which could otherwise jeopardize the perfected sale of any Buyer Interests. The Servicer shall physically segregate all Buyer Contracts from all other contracts or documents of Seller, and shall adequately designate such area as an area containing only Buyer Contracts. The Servicer shall review Buyer Contracts for compliance with the legending requirements set forth in Section 2.2(iii) hereof. Upon receipt of written notice from the Agent, the Servicer shall deliver the Buyer Contracts immediately to the Agent. The Servicer shall not honor any requests or instructions from any Person other than the Agent relating to any Buyer Contract.

Section 3.2 Standard of Care. The Servicer shall, as part of its administrative and servicing obligations hereunder, be responsible for all administration, servicing and collection of all Buyer Contracts. In performing such functions, the Servicer agrees to exercise the same degree of skill and care and apply the same standards, policies and procedures that it applies to the performance of the same functions with respect to other Contracts, Related Security, Related Security Documents and rights of recourse owned by it (or, if it no longer owns any Contracts, in accordance with its practices when it did own Contracts).

Section 3.3 Seller’s Obligations to Obligors. Anything herein to the contrary notwithstanding, (a) the applicable Originator and/or Seller shall remain liable under the Buyer Contracts to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed and the Buyer Interests had not been sold to the Buyers, (b) the exercise by the Agent or any Buyer of any of the rights hereunder shall not release the Originators or Seller from any of their duties or obligations under the Buyer Contracts, and (c) the Agent and the Buyer shall have no obligation or liability under the Buyer Contracts by reason of this Agreement, nor shall the Agent or the Buyer be obligated to perform any of the obligations or duties of Seller or Originators thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. The Originators and/or Seller will at all times observe and perform, or cause to be observed and performed, all contractual undertakings of the applicable Originator and/or Seller to the Obligor under each Buyer Contract.

Section 3.4 Termination of Servicing Agency. Notwithstanding the other provisions of this Article III, if the Agent reasonably determines at any time, in its sole discretion, that (i) the Servicer has failed to perform its servicing and collection functions hereunder and has not corrected such failure within ten (10) days of Agent’s notifying the Servicer of such failure, (ii) a Termination Event has occurred and is continuing, or (iii) there has been a material adverse change in PCI’s financial condition, the Agent may terminate PCI’s servicing hereunder by delivering written notice of the Agent’s revocation of PCI’s power and authority to service the Buyer Contracts. After delivering written notice pursuant to the preceding sentence, the Agent may directly service the Buyer Contracts (or engage a third party to do so on the Buyers’ behalf). In such event, the Agent shall have the right, without limitation, and notwithstanding Section 4.5 hereof, to collect and retain all payments received from Obligors and shall be entitled to reimbursement from Seller on demand for all reasonable expenses incurred by the Agent (including but not limited to any fees and expenses of any successor servicer and fees, service charges and disbursements of legal counsel) in connection with such servicing activities.

Section 3.5 Notices of Assignment to Obligors. On or before the Purchase Date with respect to each Buyer Contract, the applicable Originator or Seller, shall notify the Obligor that the Servicer is authorized to service such Buyer Contract. The Seller shall join in giving to any Obligor such notice as the Agent may reasonably request of the Buyers’ purchase of the Buyer Interests under this Agreement. The Agent may give such notice at any time, in its sole and unlimited discretion.

Section 3.6 Books and Records. The Servicer will keep and maintain at its own cost and expense, satisfactory and complete records of the Buyer Contracts, including a record of all payments received and credits granted with respect to all Buyer Contracts.

Section 3.7 Insurance; Notice of Loss. The Servicer shall enforce the provisions of the Buyer Contracts requiring the Obligors to maintain insurance as described in Section 8.23, in accordance with the standard of care required by Section 3.2. The Servicer will promptly notify the Agent of any loss of or material damage to any Buyer Contract or of any substantial adverse change, known to that Seller, in any Buyer Contract or material item of Related Security or the prospect of payment or performance thereof.

ARTICLE IV

SETTLEMENTS

Section 4.1 Collections Prior to Termination Event.

(a) Collections Generally. The Servicer shall, on each Settlement Date, determine the portion of Collections and Deemed Collections in the Collection Account which constitute Principal Collections and the portion of such Collections which constitute Finance Charge Collections.

(b) Application of Principal Collections. On each Settlement Date, the Agent will apply the Principal Collections on deposit in the Collection Account to make the following distributions in the following amounts: (i) if any Purchase Request shall have been delivered in accordance with Section 2.2, to Seller to fund the Purchase Price of the Buyer Interest to be made on such date; otherwise, (ii) to the Agent for the account of the Buyers as a further reduction of Buyer Investments.

(c) Application of Finance Charge Collections. On each Settlement Date, the Agent will apply the Finance Charge Collections on deposit in the Collection Account, together with the applicable Hedge Floating Amount, if any, paid to the Servicer by each Hedge Provider pursuant to the applicable Hedging Agreement and the net income on any investment earnings on amounts on deposit in the Collection Account to make the following distributions in the following amounts and order of priority:

first, if the Hedging Agreements shall be in effect, to each Hedge Provider, the applicable Hedge Fixed Amount, if any, due to such Hedge Provider pursuant to the applicable Hedging Agreement as of such Settlement Date, second, to the reimbursement of the Agent’s and each Buyer’s costs of collection and enforcement of this Agreement,

third, to the Agent for the account of the Buyers, the Commitment Fee and all accrued and unpaid Yield in respect of Buyer Investments reduced pursuant to subsection (b) above and Yield on any remaining amounts of Buyer Investments, fourth, if the Servicer is not then Seller or an Affiliate of Seller, to the Servicer in payment of the Servicing Fee,

fifth, to the Agent as a reduction of Buyer Investments in an amount necessary to pay in full the outstanding principal balance of any Buyer Contract that became a Defaulted Contract during the related Settlement Period and Buyer Contracts that became a Defaulted Contract during any prior Settlement Period that have not previously been the subject of payment hereunder, sixth, if Seller or an Affiliate of Seller is then acting as Servicer, to the Servicer in payment of the Servicing Fee,

seventh, to the applicable Persons, for the ratable payment in full of all other unpaid Obligations, including all accrued and unpaid fees under Section 14.14 hereof, and eighth, to Seller.

Section 4.2 Collections Following Purchase Termination Date. On the Purchase Termination Date and on each day thereafter, the Servicer shall set aside and hold in trust for the benefit of the Agent and the Buyers, in the Collection Account, all Collections and/or Deemed Collections received on such day and any additional amount, together with the applicable Hedge Floating Amount, if any, paid to the Servicer by each Hedge Provider pursuant to the applicable Hedging Agreement and the net income on any investment earnings on amounts on deposit in the Collection Account for the payment of any Obligations owed by Seller and not previously paid by Seller. On and after the Purchase Termination Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Agent (i) remit to the Agent the amounts set aside pursuant to the preceding sentence, and/or (ii) apply amounts in the Collection Account as the Agent’s direction to reduce the Buyer Investments and any other Obligations. If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts, the Servicer shall distribute funds:

first, if the Hedging Agreement shall be in effect, the applicable Hedge Fixed Amount, if any due to each Hedge Provider pursuant to the applicable Hedging Agreement as of such Settlement Date,

second, to the reimbursement of the Agent’s and each Buyer’s costs of collection and enforcement of this Agreement,

third, ratably to the payment of all accrued and unpaid Commitment Fees and all accrued and unpaid Yield in respect to the Buyer Investments,

fourth, to the payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collection the Buyer Contracts, including the Servicing Fee, if Seller, or one of its Affiliates is not then acting as the Servicer, fifth, to the ratable reduction of Buyer Investments to zero,

sixth, for the ratable payment of all other unpaid Obligations, including all accrued and unpaid fees under Section 14.14 hereof, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses, including the Servicing Fee, when Seller or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full all other Obligations, and seventh, after the Obligations have been indefeasibly reduced to zero and this Agreement has terminated in accordance with its terms, any remaining Collections shall be remitted to Seller.

Section 4.3 Ratable Payments. Collections applied to the payment of Yield, Buyer Investments and other Obligations shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth in Sections 4.1 and 4.2 above, shall be shared ratably (within each priority) among the Agent and the Buyers in accordance with the amount of such Yield, Buyer Investments and Obligations owing to each of them in respect of each such priority.

Section 4.4 Defaulted Contracts. If a Contract Default shall have occurred with respect to any Buyer Contract, the Servicer shall take all reasonable actions, which may include filing lawsuits, to collect such Contract and to enforce the rights under any Related Security Document. The proceeds of any action to collect such a Contract or of a sale of any Related Security for such Contract shall be applied first to the Servicer’s reasonable out-of-pocket costs and expenses (including the fees and disbursements of its counsel) incurred in obtaining such proceeds and second, to the Collection Account.

Section 4.5 Consideration to PCI. As full consideration for all of the Servicer’s servicing and collection functions hereunder and for the Servicer’s obligation to advance such additional amounts as may from time to time be required hereunder, until the Servicer’s servicing agency is terminated, the Servicer shall be entitled to receive for its individual account, a fee (the “Servicing Fee”) in an amount equal to 1% per annum of the Net Receivables Balance. The Servicing Fee shall accrue and be calculated for each Collection Period and payable on each Settlement Date. All collections will, notwithstanding the terms of this Section 4.5, be deposited in the Collection Account no later than the Business Day following the Servicer’s receipt of immediately available funds with respect thereto.

ARTICLE V

CONDITIONS PRECEDENT TO PURCHASES

Section 5.1 Conditions to Initial Purchase. The Buyers’ obligation to purchase the Buyer Interests hereunder and the effectiveness of this Agreement, is subject to the satisfaction of the following conditions:

(a) Documents. The Agent shall have received the following, in sufficient counterparts for each Buyer:

(i) A copy of this Agreement, duly executed by Seller and the Buyers.

(ii) A copy of the Receivables Sale Agreement, executed by the Originators and Seller.

(iii) A copy of the PCI Support Agreement, duly executed by PCI.

(iv) A copy of the Assignment Agreement, executed by parties thereto.

(v) A copy of a letter agreement terminating the escrow agreement previously in place on the Collection Account.

(vi) A copy of the corporate resolutions of PCI authorizing the execution, delivery and performance of this Agreement and the PCI Support Agreement (collectively, the “PCI Documents”), certified as of the Closing Date by the Secretary or an Assistant Secretary of PCI.

(vii) An incumbency certificate showing the names and titles and bearing the signatures of the officers of PCI authorized to execute the PCI Documents, certified as of the Closing Date by the Secretary or an Assistant Secretary of PCI.

(viii) A copy of the Articles of Incorporation of PCI with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than 15 days prior to the Closing Date.

(ix) A long-form certificate of good standing for PCI in the jurisdiction of its incorporation, certified by the appropriate governmental officials as of a date not more than 15 days prior to the Closing Date.

(x) A copy of the bylaws of PCI, certified as of the Closing Date by the Secretary or an Assistant Secretary of PCI.

(xi) A copy of the corporate resolutions of Seller authorizing the execution, delivery and performance of this Agreement and the Receivables Sale Agreement (collectively, the “Seller Documents”), certified as of the Closing Date by the Secretary or an Assistant Secretary of Seller.

(xii) An incumbency certificate showing the names and titles and bearing the signatures of the officers of Seller authorized to execute Seller Documents, and to request purchases of Buyer Interests hereunder, certified as of the Closing Date by the Secretary or an Assistant Secretary of Seller.

(xiii) A copy of the Articles of Organization of Seller with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than 15 days prior to the Closing Date.

(xiv) A long-form certificate of good standing for Seller in the jurisdiction of its organization, certified by the appropriate governmental officials as of a date not more than 15 days prior to the Closing Date.

(xv) A copy of the bylaws of Seller, certified as of the Closing Date by the Secretary or an Assistant Secretary of Seller.

(xvi) A copy of the corporate resolutions of the Originators authorizing the execution, delivery and performance of the Receivables Sale Agreement, certified as of the Closing Date by the Secretary or an Assistant Secretary of the applicable Originators.

(xvii) A certificate dated the Closing Date of a Financial Officers of Seller certifying as to the matters set forth in Sections 5.2(b) and (c).

(b) Opinion. The Seller shall have requested its outside counsel, to prepare a written opinion, addressed to the Agent and the Buyers and dated the Closing Date, covering the bankruptcy related issues of the sale and non-consolidation, enforceability of the Transaction Documents and corporate authority matters, and such opinion, in form acceptable to Agent, shall have been delivered to the Agent in sufficient counterparts for each Buyer.

(c) Compliance. PCI and Seller shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by Seller prior to or simultaneously with the Closing Date.

(d) Credit and Collection Policies. PCI and Seller shall have provided the Buyers with copies of the Credit and Collection Policies as in effect on the Closing Date, which shall be satisfactory in all respects to the Buyers.

(e) Fees and Expenses. The Agent shall have received all fees and amounts due and payable by the Agent or the Buyers on or prior to the Closing Date, including the reasonable fees and expenses of counsel of the Agent.

(f) Legend. Seller or Servicer shall have marked the Buyer Contracts with the legend required by Section 2.2(iii).

Section 5.2 Conditions Precedent to All Purchases. The obligation of the Buyers to purchase any Buyer Interests hereunder (including the first Buyer Interests to be purchased hereunder) shall be subject to the fulfillment of the following conditions:

(a) all obligations in Section 2.2 hereof shall have been fulfilled to the satisfaction of the Agent;

(b) the representations and warranties of PCI and Seller herein shall be true and correct on the Purchase Date in all material respects with the same force and effect as if originally made on such Purchase Date, and PCI and Seller shall have performed and complied with all agreements and conditions required hereby to be performed or complied with prior to or on such Purchase Date;

(c) no Unmatured Termination Event or Termination Event shall have occurred and be continuing on any Purchase Date or will exist after giving effect to the purchase and sale of the Buyer Interests to be made on such Purchase Date; and

(d) there shall have been delivered to the Agent such additional documents as shall be requested by the Agent pursuant to Section 9.6.

ARTICLE VI

REPORTS AND INFORMATION; INSPECTION

Section 6.1 Settlement Date Statements. The Servicer shall deliver to each Buyer on or before each Settlement Date a settlement statement certified by a duly authorized officer or employee of the Servicer, in substantially the form of Exhibit C:

(a) setting forth as to each Buyer Contract that remains outstanding:

(i) the amount of principal collected during the preceding Collection Period deposited into the Collection Account; the amount of interest collected during the preceding Collection Period; the amount of any other payment collected by Servicer with respect to such Contracts during the preceding Collection Period deposited into the Collection Account; and the remaining principal balance with respect to such Contracts as of the last occurring Determination Date; all determined and reported on an aggregate basis for all Buyer Contracts; and

(ii) the principal balance outstanding; the number of payments remaining to be made; whether such Contract has been modified or amended or contains provisions authorizing the Obligor to skip a payment, interest only or balloon payments; and whether to the Servicer’s knowledge any Obligor is in any way in default under the terms of the Contract or any Related Security Documents; all determined and reported for each Buyer Contract on an individual basis;

(b) listing each Buyer Contract that remains outstanding with respect to which the Obligor has not paid any amount due thereunder within sixty (60) days of its due date;

(c) listing each Buyer Contract relating to the Buyer Interests to be purchased on that Settlement Date that is an Eligible Contract pursuant to one or more of clauses (xvii)(1) through (3) or (xxi) of the definition of Eligible Contract, identifying which clauses are applicable to each such Contract and giving the Purchase Price of the Buyer Interests related thereto;

(d) giving the total Purchase Price of all Buyer Interests purchased by the Buyers on or prior to that Settlement Date, and including computations demonstrating that such aggregate Purchase Price does not exceed the maximums specified in such clauses (xvii)(1) through (3) and (xxi) of the definition of Eligible Contract; and

(e) describing each modification of a Buyer Contract entered into by the Servicer during the preceding Collection Period and containing calculations demonstrating that the Contracts so modified by the Servicer do not violate the terms specified in Section 9.1.

Section 6.2 Financial Statements. PCI and Seller shall deliver to each Buyer:

(a) As soon as available and in any event within 90 days after the end of each fiscal year of PCI, the annual audit report of PCI and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, changes in financial position and stockholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by PCI and acceptable to the Agent and the Buyers, together with any management letters, management reports or other supplementary comments or reports to PCI or its board of directors furnished by such accountants.

(b) As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited financial statement of PCI and its Subsidiaries, prepared on the basis of the same accounting principles applied in the preparation of the annual audited financial statements referred to in Section 6.2(a) (but omitting footnotes and year-end adjustments), signed by a Financial Officer of PCI, consisting of at least consolidated statements of income and cash flow for PCI and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of PCI as at the end of such quarter setting forth in each case in comparative form corresponding figures from the previous year.

(c) Together with the financial statements furnished by PCI under Sections 6.2(a) and (b), a statement signed by a Financial Officer of PCI demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with each of the restrictions contained in Article X and stating that as at the date of each such financial statement there did not exist any Unmatured Termination Event or Termination Event or, if an Unmatured Termination Event or Termination Event existed, specifying the nature and period of existence thereof and what action Seller proposes to take with respect thereto.

(d) Immediately upon becoming aware of any Unmatured Termination Event or Termination Event, a notice describing the nature thereof and what action Seller proposes to take with respect thereto.

(e) Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any “prohibited transaction” (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action Seller proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

(f) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to PCI’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

(g) Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which could constitute an Adverse Event, and the steps being taken by the Person(s) affected by such proceeding.

(h) From time to time, such other information regarding the business, operation and financial condition of PCI, Seller or an Originator as the Agent or any Buyer may reasonably request.

Section 6.3 Inspection. Servicer and Seller shall permit any Person designated by the Agent or any Buyer to visit and inspect any of Servicer’s or Seller’s properties, corporate books and financial records, to examine and to make copies of their books of accounts and other financial records, and to discuss the affairs, finances and accounts of Servicer and Seller with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent or any Buyer may designate. So long as no Termination Event exists, such visits, inspections and examinations shall be at the expense of the Agent or Buyer conducting such visit, inspection or examination, but any such visits, inspections and examinations made while any Termination Event is continuing shall be at the expense of Seller.

Section 6.4 Fiscal Periods. PCI and Seller will have the same fiscal year and schedule of fiscal months, determined for each year on a basis consistent with PCI’s historical practices. PCI and Seller will deliver a schedule of fiscal months and Settlement Dates for each fiscal year to the Agent on or before the end of the preceding fiscal year.

ARTICLE VII

HEDGING AGREEMENTS

Seller from time to time may enter into a Hedging Agreement with a Hedge Provider. After each Hedging Agreement has been entered into in accordance with the terms of this Article VII, on each Settlement Date, each Hedge Provider shall be obligated to pay the applicable Hedge Floating Amount to the Agent for distribution pursuant to Article IV and such Hedge Provider shall be entitled to receive out of Finance Charge Collections, the applicable Hedge Fixed Amount.

ARTICLE VIII

PCI’S AND SELLER’S REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and the Buyers to execute this Agreement and to purchase the Buyer Interests hereunder, PCI and Seller make the following representations and warranties to the Agent and the Buyers, each of which shall survive the execution and delivery of this Agreement and shall be deemed given as of the date hereof and as of each Purchase Date:

Section 8.1 Organization; Standing, Etc. PCI, Seller and Originators are duly formed and validly existing and in good standing under the laws of the jurisdiction of their respective formation and have all requisite power and authority to carry on their respective businesses as now conducted and to enter into the Transaction Documents executed by it and to perform its obligations under the Transaction Documents executed by it. PCI Seller and Originators are duly qualified and in good standing as a foreign entities in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and where failure to so qualify or to maintain such good standing would constitute an Adverse Event.

Section 8.2 Authorization and Validity. The execution, delivery and performance by PCI, the Originators and Seller of the Transaction Documents executed by each have been duly authorized by all necessary action by PCI, the Originators and Seller, as applicable, and the Transaction Documents executed by each constitute the respective legal, valid and binding obligations of PCI, the Originators and Seller, enforceable against PCI, the Originators and Seller in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 8.3 No Conflict; No Default. The execution, delivery and performance by PCI, the Originators and Seller of the Transaction Documents executed by it will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to PCI, the Originators or Seller, (b) violate or contravene any provisions of the constituent documents of PCI, the Originators or Seller, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which PCI, the Originators or Seller is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of PCI, the Originators or Seller. Neither PCI, the Originators or Seller is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute an Adverse Event.

Section 8.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any of PCI, the Originators or Seller to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Transaction Documents executed by it.

Section 8.5 Financial Statements and Condition. PCI’s audited consolidated financial statements as at April 29, 2006 and its unaudited consolidated financial statements as at January 27, 2007, as heretofore furnished to the Agent, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of PCI and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. Neither PCI nor any Subsidiary has any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since January 27, 2007, no Adverse Event has occurred.

Section 8.6 Litigation and Contingent Liabilities. Except as previously disclosed to the Buyers in writing, there are no actions, suits or proceedings pending or, to the knowledge of PCI or Seller, threatened against or affecting PCI, Seller or any Originator or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to PCI, Seller or an Originator, could constitute an Adverse Event.

Section 8.7 Compliance. PCI, Seller and Originators are in material compliance with all statutes and governmental rules and regulations applicable to them.

Section 8.8 Environmental, Health and Safety Laws. There does not exist any violation by PCI, Seller or an Originator of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on PCI, Seller or an Originator or which would require a material expenditure by PCI, Seller or an Originator to cure. None of PCI, Seller or an Originator has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could constitute an Adverse Event.

Section 8.9 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans’ benefits guaranteed under Title IV of ERISA does not exceed the current value of the Plans’ assets allocable to such benefits.

Section 8.10 Regulation U. Neither PCI nor Seller is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any purchase of Buyer Interests by the Buyers hereunder will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.

Section 8.11 Taxes. Each of PCI, Seller and the Originators has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of PCI). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of PCI and Seller in respect of taxes and other governmental charges are adequate.

Section 8.12 Investment Company Act. None of PCI, Seller or an Originator is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 8.13 Enforceability of Agreements. This Agreement has been duly executed and delivered by PCI and Seller and is a valid and binding agreement of each enforceable in accordance with its terms. The Seller has full right, power and authority to sell the Buyer Interests in the Buyer Contracts and proceeds hereunder and has the ability to fulfill completely its obligations to the Obligors with respect to the Buyer Contracts. The Receivables Sale Agreement has been duly executed and delivered by Seller and the Originators and is a valid and binding agreement of each enforceable in accordance with its terms. The Originators have full right, power and authority to sell the Buyer Contracts and proceeds to Seller and the Originators have the ability to fulfill completely their obligations to the Obligors with respect to the Buyer Contracts.

Section 8.14 Sale of Buyer Interests. On each Purchase Date, Seller will be the owner of all right, title and interest in and to the Buyer Contracts and all Related Security Documents. Upon the execution of each transfer of a Buyer Interests, an undivided percentage interest in the corresponding Buyer Contracts and the Related Security Documents will be vested in the Buyer. Each Buyer Contract will be free and clear of all Liens and rights of others excepting the rights in favor of the Agent and the Buyers created or to be created pursuant to this Agreement. Except in connection with the sale of the Buyer Interests, Seller has neither sold, pledged, transferred, assigned or granted any Lien in any Buyer Contracts, any Related Security or the Related Security Documents. No financing statement describing or referring to any Buyer Contract (other than any Financing Statement) is on file in any public office, except for financing statements in favor of U.S. Bank. There is only one original executed copy of each Buyer Contract, and on the relevant Purchase Date such original executed copy of each Buyer Contract will be legended in accordance with Section 2.2(iii) and be delivered to the Servicer to be held for the benefit of the Buyers.

Section 8.15 Related Security. Immediately prior to the purchase of any Buyer Interest on a Purchase Date, Seller will have a perfected first priority Lien on all Related Security for each related Buyer Contract; provided, however, for those Contracts where the Related Security has a value of $10,000 or less, no UCC financing statement may be on file and therefore Seller will not have a perfected first priority Lien on such Related Security. Following the assignment of any Buyer Interest to the Agent for the benefit of the Buyers, the Buyers will have a valid and perfected and enforceable first priority security interest in such Buyer Contract and the Related Security (other than with respect to those Contracts secured by Related Security having a value of $10,000 or less). With respect to each Buyer Contract, the Obligor is organized in a state in which the filing of a financing statement under the UCC is required to perfect a security interest in Related Security; such filings have been duly made and show the applicable Originator as secured party; and the Agent has the same rights as the secured party of record would have (if such secured party were still the owner of the Contract) against all Persons (including the applicable Originator and any trustee in bankruptcy of such Originator) claiming an interest in such dental equipment and other goods included in the Related Security; provided, however no filing may be made for those Contracts where the Related Security has a value of $10,000 or less.

Section 8.16 Eligibility and Enforceability of Contracts; Accuracy of Information; Compliance. As of the relevant Purchase Date, or in the case of a sale on the Closing Date, as of March 24, 2007, each Buyer Contract is an Eligible Contract. Each Buyer Contract will constitute the legal, valid and binding obligation of the Obligor(s) thereof, enforceable in accordance with their respective terms. Each such Buyer Contract will accurately reflect the name(s) and residence or business address of the Obligor(s), the signature(s) of the Obligor(s) on each Buyer Contract are genuine and all parties to each Buyer Contract had full legal capacity to execute that Contract. At the date of origination of each Buyer Contract, and on the Purchase Date with respect thereto, all requirements of any federal and state laws, rules and regulations applicable to the Buyer Contract, including, without limitation, usury, truth in lending and equal credit opportunity laws, have been complied with, and Seller shall for at least the period of this Agreement, maintain in its possession, available for the Agent’s and the Buyers’ inspection, and shall deliver to the Agent upon demand, evidence of compliance with all such requirements. Such compliance is not affected by the Buyers’ ownership of the Buyer Interests.

Section 8.17 Contract Defaults. As of the relevant Purchase Date or in the case of a sale on the Closing Date, as of March 24, 2007: (i) each Buyer Contract will be current, or no more than 60 days past due; (ii) there will be no default, breach, violation or event permitting acceleration existing under such Buyer Contract and no event which, with notice and the expiration of any grace or cure period, would constitute such a default, breach, violation or event permitting acceleration under such Contract (except payment delinquencies permitted by clause (i) above); (iii) none of the Originators, Seller nor the Servicer will have waived any such default, breach, violation or event permitting acceleration except payment delinquencies permitted by clause (i) above; (iv) the Related Security will be free of damage and in good repair; (v) each Buyer Contract will not have had its terms of payment extended or modified in a manner inconsistent with Credit and Collection Policies; (vi) each Buyer Contract has not been satisfied or subordinated in whole or in part or rescinded, and the Related Security securing each Buyer Contract has not been released from the lien of the Buyer Contract in whole or in part. The Seller and Servicer has not changed the Credit and Collection Policies in any material respect or taken any action which would materially impair the collectability of any Buyer Contract.

Section 8.18 Goods Sold. Immediately prior to the date on which title to any goods sold to an Obligor by an Originator and financed by indebtedness evidenced by a Buyer Contract or Contracts passes to the Obligor thereof, such Originator shall have been the owner of such goods free and clear of all mortgages, deeds of trust, pledges, liens, security interests and other charges or encumbrances. As of the Purchase Date with respect to each Buyer Contract, there will be no liens or claims filed for work, labor or materials affecting the Related Security securing the Buyer Contract which are or may be liens prior to, or equal or coordinate with, the lien of the Buyer Contract.

Section 8.19 Financing Statements. Appropriate Uniform Commercial Code financing statements relating to the sale of Buyer Interests hereunder have been filed in all offices where such filing is necessary to give the Agent on behalf of the Buyers a prior perfected security interest in the Buyer Interests and Buyer Contracts. All filing fees and taxes, if any, necessary to make the foregoing filing effective have been paid in full. Appropriate Uniform Commercial Code financing statements relating to the sale of Buyer Contracts from the Originators to the Seller under the Receivables Sale Agreement have been filed in all offices where such filing is necessary to perfect such transfer.

Section 8.20 Records. PCI and Seller’s chief executive offices and the place where the books and records relating to the Buyer Contracts and any Related Security are maintained is located at 1031 Mendota Heights Road, St. Paul, Minnesota 55120.

Section 8.21 Licenses. All import and exchange licenses, if required under applicable law or regulations for the exportation, importation and payment of the purchase price and related costs of goods underlying the Buyer Contracts or the shipment thereof, have been obtained.

Section 8.22 No Defenses or Waivers. As of the Purchase Date with respect to each Buyer Contract: (i) the Contract is not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury; (ii) the operation of any of the terms of the Contract or the exercise of any right thereunder will not render the Contract unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury; (iii) no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto; and (iv) the terms of the Contract have not been waived, altered or modified in any respect, except by instruments or documents identified to Agent and Buyers.

Section 8.23 Insurance Coverage. The Obligor under each Buyer Contract is contractually obligated to maintain all risk physical damage insurance upon the equipment securing such Contract in an amount at least equal to the lesser of the principal amount of such Contract or the replacement cost of such equipment, which insurance policy must name the applicable Originator as loss payee and additional insured and require at least 10 days’ prior written notice to the applicable Originator before cancellation. In the case of any Buyer Contract as to which the outstanding principal balance as of the Purchase Date with respect to such Contract exceeds $200,000, the applicable Originator has obtained written proof of such insurance and such evidence shall be included in the contract file delivered to the Servicer.

Section 8.24 Origination. Each Buyer Contract was originated by an Originator in the ordinary course of its business. No Buyer Contract was originated in or is subject to the laws of any jurisdiction whose laws would make the transfer of an interest in the Contract pursuant to this Agreement, or the ownership of the Buyer Interests by the Buyers, unlawful or render the Buyer Contract unenforceable as a result thereof.

Section 8.25 Retirement Benefits. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither PCI nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

Section 8.26 Full Disclosure. Subject to the following sentence, neither the financial statements referred to in Sections 6.2 or 8.5 nor any other certificate, written statement, exhibit or report furnished by or on behalf of PCI or Seller in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of PCI or Seller to the Agent or the Buyers consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of PCI or Seller, and neither PCI nor Seller have any reason to believe that such projections or forecasts are not reasonable.

ARTICLE IX

SELLER’S AGREEMENTS WITH RESPECT

TO CONTRACTS AND RELATED SECURITY

In order to induce the Agent and the Buyers to execute this Agreement and to purchase the Buyer Interests hereunder, Seller agrees that, with respect to each Buyer Contract, for as long as such Contract or any amount thereunder remains outstanding, and whether or not the Agent has terminated PCI as Servicer of such Contract under Section 3.4:

Section 9.1 Modification of Contracts. Except as provided in the remainder of this Section 9.1, neither Seller nor the Servicer will, as agent of the Agent and the Buyers or otherwise, extend or otherwise compromise or modify the terms of any Buyer Contract or the terms of any Related Security Documents without the prior written approval of the Agent, release any Related Security or alter or amend in any material respect the Credit and Collection Policies with respect to Buyer Contracts, Related Security Documents and Related Security as in effect on the date hereof. The foregoing shall not prohibit the Servicer, as long as the Agent has not terminated PCI’s power to act as Servicer pursuant to Section 3.4, from modifying the terms of any Buyer Contract in a manner consistent with the Credit and Collection Policies as they exist as of the date of this Agreement, provided that (a) notice of such modification is included in each settlement statement delivered to the Agent pursuant to Section 6.1 with respect to the Collection Period during which such modification occurred, (b) the Servicer does not permit more than one such modification to the amortization schedule with respect to any Contract, (c) no modification extends the date for final payment under a Buyer Contract beyond the Final Maturity Date, (d) if any modification releases any Related Security, the Servicer pays to the Agent for the benefit of the Buyers on the next Settlement Date an amount equal to the portion of the principal amount outstanding under the modified Buyer Contract that is attributable to the released Related Security, (e) no modification may reduce the interest rate payable on a Buyer Contract (other than a Discounted Contract) below the Buyers’ Rate in effect as of the date of the modification, (f) no modification may reduce the principal amount outstanding under a Buyer Contract without the Buyers’ prior consent, and (g) no Contract may be modified pursuant to this Section 9.1 that would cause the aggregate Purchase Price allocable to all Buyer Contracts that have been modified by the Servicer under this Section 9.1 to be ten percent (10%) or more of the aggregate Purchase Price of all Buyer Interests.

Section 9.2 [Intentionally Omitted].

Section 9.3 Adverse Interests. Neither PCI nor Seller will, as agent for the Agent, the Buyers or otherwise, pledge, hypothecate, convey or otherwise transfer, or grant any security or other interest in, any Buyer Contract or any Related Security or Related Security Document to another Person.

Section 9.4 Continuation of Related Security. The Servicer shall maintain in full force and effect, in the name of the applicable Originator or Seller (unless assigned to the Agent for the benefit of the Buyers by Seller’s execution and delivery to the Agent of a UCC assignment), all Liens constituting Related Security for Buyer Contracts, with the priority such Liens had on the applicable Purchase Date, until all amounts owing under the related Buyer Contract have been paid in full.

Section 9.5 Taxes and Claims. The Seller will promptly pay all taxes and other governmental charges levied or assessed upon or against any of the Buyer Contracts and the Related Security or upon or against the creation, perfection or continuance of the Buyers’ interest therein, as well as all other claims of any kind (including claims for labor, material and supplies) against or with respect to any such Contract or Related Security, except to the extent (a) such taxes, charges or claims are being contested in good faith by appropriate proceedings, (b) such proceedings do not involve any material danger of the sale, forfeiture or loss of any of the Buyer Contracts or Related Security or any interest therein and (c) such taxes, charges or claims are adequately reserved against on Seller’s books in accordance with generally accepted accounting principles.

Section 9.6 Further Assurances.

(a) The Seller and the Servicer agree that from time to time, at Seller’s expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Agent or a Buyer may reasonably request, in order to perfect and protect the Buyer Interests in the Buyer Contracts, the Related Security, the Related Security Documents and proceeds hereunder or to enable the Agent or a Buyer to exercise and enforce its rights and remedies hereunder with respect to any of such Contracts, Related Security, Related Security Documents and proceeds (but any failure to request or assure that Seller execute and deliver such instrument or documents or to take such action shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the sale of the Buyer Interests hereunder, regardless of whether any such item was or was not executed and delivered or action taken in a similar context or on a prior occasion). Without limiting the generality of the foregoing, Seller will, promptly and from time to time at the request of the Agent, execute and file such financing statements or continuation statements in respect thereof, or amendments thereto, and such other instruments or notices, as the Agent may reasonably request, in order to perfect, preserve, and enhance the sale of the Buyer Interests hereunder and attempt to obtain waivers, in form satisfactory to the Agent, of any claim to any Buyer Contracts, Related Security or Related Security Documents from any other party claiming or in a position to claim an interest therein.

(b) The Seller hereby authorizes the Agent to file one or more financing statements or continuation statements in respect thereof, and amendments thereto, relating to all or any part of the Buyer Interests without the signature of Seller where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Buyer Interests or any part thereof shall be sufficient as a financing statement where permitted by law.

(c) The Servicer will furnish to the Agent from time to time statements and schedules further identifying and describing the Buyer Interests and such other reports in connection with the Buyer Interests as the Agent may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to the Agent.

The Seller shall, at the request of the Agent, deliver or cause the Servicer to deliver the originals of all Related Security Documents to the Agent and allow the Agent to verify that Seller or the Servicer marked all of its relevant records to show the Buyer Interests in the Buyer Contracts, Related Security and Related Security Documents by placing the legend required by Section 2.2(iii) herein.

Section 9.7 Secured Party Subsidiaries. If any Subsidiary of PCI at any time becomes a secured party or creditor with respect to any Obligor, PCI shall cause such Subsidiary to conduct its business with such Obligor in a manner such that no defense to such Obligor’s obligations under any Buyer Contract arise from the Obligor’s relationship with such Subsidiary.

ARTICLE X

GENERAL COVENANTS

In order to induce the Agent and the Buyers to execute this Agreement and to purchase the Buyer Interests hereunder, PCI and Seller jointly and severally agree that, until the Purchase Commitment shall have expired or been terminated and all Buyer Interests and other Obligations have been paid in full, unless the Majority Banks shall otherwise consent in writing:

Section 10.1 Corporate Existence. PCI and Seller will maintain its existence in good standing under the laws of the jurisdiction of its formation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and where the failure so to qualify or to maintain such good standing would constitute an Adverse Event.

Section 10.2 Insurance. PCI and Seller will maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

Section 10.3 Payment of Taxes and Claims. PCI and Seller will file all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as PCI or Seller’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on PCI or Seller’s books in accordance with GAAP.

Section 10.4 Maintenance of Properties. PCI and Seller will maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 10.5 Books and Records. PCI and Seller will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 10.6 Compliance. PCI and Seller will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure so to comply could not reasonably be expected to result in an Adverse Event.

Section 10.7 ERISA. PCI and Seller will maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.

Section 10.8 Environmental Matters. PCI and Seller will observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute an Adverse Event.

Section 10.9 Merger. None of PCI or Seller will merge or consolidate or enter into any analogous reorganization or transaction with any Person, except that PCI may merge, consolidate or enter into an analogous reorganization or transaction so long as PCI shall be the surviving corporation and no Termination Event or Unmatured Termination Event shall exist before and after giving effect to such merger, consolidation, reorganization, or transaction.

Section 10.10 Plans. Neither PCI nor Seller will permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of PCI or Seller or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $500,000.

Section 10.11 Change in Nature of Business. Neither PCI nor Seller will make any material change in the nature of the business of PCI or Seller, as carried on at the date hereof.

Section 10.12 Use of Proceeds. Seller will not permit any proceeds of the sales of the Buyer Interests to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and Seller will furnish to the Buyer, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

Section 10.13 Accounting Changes. PCI and Seller will not, and will not permit any Subsidiary to, make any change in accounting treatment or reporting practices, except as required by GAAP, that would have a significant effect on any determination made or required to be made hereunder, or change their fiscal year.

Section 10.14 Changes in Name or Location. Seller will not at any time change its name, identity, address of its chief executive office or corporate structure (including without limitation changing its jurisdiction of organization) in any manner which would, could or might make any financing or continuation statement filed hereunder seriously misleading within the meaning of § 9-503, § 9-506 or § 9-507 (or similar section) of any applicable enactment of the Uniform Commercial Code or transact any business with respect to Contracts under a name other than its present corporate title unless in either case it shall have given the Agent at least sixty (60) days prior written notice thereof and shall have made and cause to be filed such amendments to the financing statements filed hereunder or such financing statements as are necessary to maintain the perfection and priority of the Buyers’ security interest or as may be requested by the Agent.

Section 10.15 Indemnity. PCI and Seller hereby agree, jointly and severally, to indemnify and defend the Agent, the Buyers and the Hedge Providers (if any) against all losses, damages, costs, expenses, claims and liabilities (including, without limitation, the Agent’s, the Buyers’ and Hedge Provider’s reasonable out-of-pocket expenses and reasonable fees and expenses of counsel):

(a) arising out of or resulting from (i) the use, ownership, operation, sale or consumption by any Obligor, or any agent, employee or customer of any Obligor, of any product distributed by an Originator or which at any time was or shall have been related to any financing transaction from which a Buyer Contract arises, or (ii) any breach of warranty or alleged breach of warranty by an Originator or any other Person, or (iii) any failure of any Buyer Contract or Related Security Document at any time to comply with any legal requirement;

(b) arising from the assertion by an Obligor of any right to set-off against amounts owing under any Buyer Contract or Related Security any claim of whatsoever nature against Seller, an Originator or their employees or agents;

(c) relating to license and registration fees, duties or other similar charges (including without limitation, any charges related to doing business in a particular jurisdiction), or taxes, imposed or assessed (including without limitation, any penalties, fees, additions to tax or interest thereon, but excluding taxes imposed on the overall net income of a Buyer by the United States or the jurisdiction in which the Buyer has its principal office) by any government or taxing authority upon or with respect to amounts received as collections on the Buyer Contracts solely as a result of the Buyers’ ownership of the Buyer Interests;

(d) actually incurred by the Agent or a Buyer by reason of the existence of any lien or encumbrance (other than those in favor of or created by the Agent or a Buyer) on any Buyer Contract, Related Security Document or Related Security;

(e) arising by reason of, relating to or in connection with the execution, delivery, performance or enforcement of the Transaction Documents or any transaction contemplated hereby or thereby; and

(f) arising by reason of, relating to or in connection with the purchase of the Buyer Interests hereunder, or any act done or omitted by any Person with respect thereto or the exercise of any rights or remedies thereunder (other than nonpayment by an Obligor, or any other Buyer Contract Default, not attributable to or caused by the failure of the Buyer Contract to constitute an Eligible Contract or the actions or failure to act by Seller, an Originator or the Servicer).

provided, however, that PCI and Seller shall not be liable to the Agent, a Buyer or a Hedge Provider for any portion of such losses, damages, costs, expenses, claims and liabilities resulting from: (i) such Person’s gross negligence or willful misconduct, or (ii) the acts or omissions of any Person appointed by the Agent (after the removal of PCI as Servicer) as the successor servicer for the Buyer Contracts. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law. The foregoing indemnifications shall survive full payment, any repurchase by or assignment to Seller of any Buyer Contract and the termination of this Agreement as provided in Section 13.14 hereof. The Seller will indemnify the Agent, the Buyers and the Hedge Provider and save them harmless from and against any claims, actions, damages, losses or expenses (including reasonable attorneys’ fees and court costs) awarded against or incurred by the Agent, a Buyer or a Hedge Provider as a result of any breach of this covenant.

Section 10.16 Filing Fees. PCI and Seller shall pay all filing fees and other expenses incurred by the Agent to validate, perfect, continue or otherwise protect the Buyer Interests in the Buyer Contracts, any Related Security and any Related Security Documents, including appropriate filings under the Uniform Commercial Code.

Section 10.17 Support Agreement. When so requested by the Agent from time to time, PCI will execute and deliver to the Agent reaffirmations of the PCI Support Agreement in such form as the Agent may require.

Section 10.18 Buyers’ Reliance. Seller acknowledges that the Buyers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from PCI and each of the Subsidiaries. Therefore, Seller will take all reasonable steps, including, without limitation, all steps that the Agent or any Buyer may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of PCI and the Subsidiaries, and not just a division of PCI. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

(a) conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of PCI or any of its Affiliates;

(b) compensate all employees, consultants and agents directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of PCI or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Seller and PCI or such Affiliate, as applicable, on a basis that reflects the services rendered to Seller and PCI or such Affiliate, as applicable;

(c) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of PCI or an Affiliate thereof, Seller will lease such office at a fair market rent;

(d) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(e) conduct all transactions with PCI and its Affiliates strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and PCI or any Affiliate thereof on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(f) at all times have a board of governors consisting of three members, at least one member of which is an Independent Governor;

(g) observe all limited liability company formalities as a distinct entity, and ensure that all limited liability company actions relating to (1) the selection, maintenance or replacement of the Independent Governor, (2) the dissolution or liquidation of Seller or (3) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its board of governors (including the Independent Governor);

(h) maintain Seller’s books and records separate from those of PCI and any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of PCI and any Affiliate thereof;

(i) prepare its financial statements separately from those of PCI and insure that any consolidated financial statements of PCI or any Affiliate thereof that include Seller, including any that are filed with the Securities and Exchange Commission or any other governmental agency, have notes clearly stating that Seller is a separate legal entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(j) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of PCI or any Affiliate thereof and only maintain bank accounts or other depository accounts to which Seller alone (or the Servicer in the performance of its duties hereunder) is the account party and from which Seller alone (or the Servicer in the performance of its duties hereunder or the Agent hereunder) has the power to make withdrawals;

(k) pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by PCI or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 10.18);

(l) operate its business and activities such that it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the Originators thereunder for the purchase of Contracts from the Originators under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(m) maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its organizational documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents;

(n) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement and the other Transaction Documents, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or any other Transaction Document, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or any other Transaction Document, or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent and the Majority Buyers; and

(o) maintain its legal separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any subsidiary.

Section 10.19 Payment to Originators. With respect to any Contract purchased by Seller from any Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without a limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Contract.

Section 10.20 Modifications to Receivables Sale Agreement. Seller shall not cancel or terminate the Receivables Sale Agreement or consent to or accept any cancellation or termination thereof, (ii) amend, supplement or otherwise modify any term or condition of the Receivables Sale Agreement or give any consent, waiver or approval thereunder, (iii) waive any default under or breach of the Receivables Sale Agreement or (iv) take any other action under the Receivables Sale Agreement not required by the terms thereof that would impair the value of any rights or interests of the Servicer or Seller thereunder or of the Agent, any Buyer hereunder or thereunder.

ARTICLE XI

TERMINATION EVENTS AND REMEDIES

Section 11.1 Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:

(a) PCI, Seller or the Servicer shall fail to pay when due any amounts required to be paid to the Agent or the Buyers pursuant hereto.

(b) Any representation or warranty made or deemed to have been made by or on behalf of Seller, PCI or an Originator in the Transaction Documents or on behalf of Seller, PCI or an Originator in any certificate, statement, report or other writing furnished by or on behalf of Seller to the Agent or a Buyer pursuant to this Agreement or any other instrument, document or agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;

(c) PCI or Seller shall fail to comply with any agreement, covenant, condition, provision or term contained in the Transaction Documents (and such failure shall not constitute a Termination Event under any of the other provisions of this Section 11.1) and such failure to comply shall continue for 30 calendar days after notice thereof to Seller by the Agent;

(d) PCI, Seller, an Originator or a Hedge Provider shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of PCI, Seller, an Originator or a Hedge Provider or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for PCI, Seller, an Originator or a Hedge Provider or for a substantial part of the property thereof and shall not be discharged within 30 days;

(e) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against PCI, Seller, an Originator or a Hedge Provider, and, if instituted against PCI, Seller, and Originator or a Hedge Provider, shall have been consented to or acquiesced in by PCI, Seller, an Originator or a Hedge Provider, or shall remain undismissed for 30 days, or an order for relief shall have been entered against PCI, Seller, an Originator or a Hedge Provider, or PCI, Seller, an Originator or a Hedge Provider shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

(f) Any dissolution or liquidation proceeding shall be instituted by or against PCI, Seller, an Originator or a Hedge Provider and, if instituted against PCI, Seller, an Originator or a Hedge Provider shall be consented to or acquiesced in by PCI, Seller, an Originator or a Hedge Provider or shall remain for 30 days undismissed, or PCI, Seller, an Originator or a Hedge Provider shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

(g) A judgment or judgments for the payment of money in excess of the sum of $2,000,000 in the aggregate shall be rendered against PCI or Seller and PCI or Seller shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(h) The maturity of any indebtedness of PCI or Seller in an aggregate amount of $2,000,000 or more shall be accelerated, or PCI or Seller shall fail to pay any such indebtedness in such amount when due or, in the case of such indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such indebtedness or any trustee or other Person acting on behalf of such holder to cause, such indebtedness in such amount to become due prior to its stated maturity or to realize upon any collateral given as security therefor;

(i) Any Person, or group of Persons acting in concert, that owned less than 5% of the shares of any voting class of stock of PCI shall have acquired more than 50% of the shares of such voting stock;

(j) This Agreement or the PCI Support Agreement shall, at any time after the execution and delivery hereof, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by either PCI or Seller, or PCI or Seller shall deny that it has any or further liability or obligation under this Agreement or the PCI Support Agreement;

(k) Any execution or attachment shall be issued whereby any substantial part of the property of PCI, Seller or an Originator shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof;

(l) The Seller or Originators shall cease to be wholly-owned Subsidiaries of PCI;

(m) The Intercreditor Agreement shall, at any time after the execution and delivery thereof, be breached by Seller or JPMorgan, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by Seller or JPMorgan, or Seller or JPMorgan shall deny that it has any or further liability or obligation under the Intercreditor Agreement;

(n) PCI’s Consolidated Net Worth at any time shall be less than the sum of (i)$904,546,000, plus (ii)50% of the cumulative positive quarterly Consolidated Net Income for all fiscal quarters of PCI following the fiscal quarter of PCI ending January 27, 2007, (without taking into account any net loss in any such fiscal quarter), plus (iii)100% of the amount, if any, by which stockholder’s equity of PCI is, in accordance with GAAP, increased for all fiscal quarters of PCI following the fiscal quarter of PCI ending January 27, 2007 as a result of (A) the issuance of any capital stock of PCI or (B) any Acquisition;

(o) PCI’s ratio of Consolidated Total Debt to Consolidated Adjusted EBITDA shall at any time be greater than 3.25 to 1.0.

(p) As of any reporting date or Settlement Date:

(i) the average of the Default Ratio for such fiscal month and each of the two immediately preceding fiscal months shall exceed 5.0%; or

(ii) Excess Spread is less than 2.0% (or if a Hedge Agreement is in place, less than 1%).

Section 11.2 Remedies.

(a) Upon the occurrence of any Termination Event:

(i) if (1) any Termination Event described in Section 11.1(d), (e) or (f) shall occur with respect to PCI or Seller, the Purchase Commitment shall automatically terminate or (2) any other Termination Event shall occur and be continuing, then the Agent may, and at the request of the Majority Buyers shall declare the Purchase Commitment terminated, whereupon the Purchase Commitment shall terminate;

(ii) the Agent may exercise and enforce any and all rights and remedies available upon default to a secured party under the Uniform Commercial Code;

(iii) the Agent may deliver notice of the Buyers’ purchase of the Buyer Interests in the Buyer Contracts to one or more Obligors and may, in the Agent’s name, in the Buyers’ name or in Seller’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any of the Buyer Contracts or the Related Security or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligation of any Obligor. If any payments on any of the Buyer Contracts or the Related Security are received by Seller after a Termination Event has occurred, such payments shall be held in trust by Seller as the property of the Buyers and shall not be commingled with any funds or property of Seller and shall be forthwith remitted to the Agent for the benefit of the Buyers;

(iv) the Agent may require PCI and Seller to, and PCI and Seller hereby agrees that they will, at their expense and upon request of the Agent forthwith, assemble all of the Buyer Contracts, Related Security Documents and records related thereto (to the extent not already in the Agent’s possession) as directed by the Agent and make them available to the Agent at a place or places to be designated by the Agent; and

(v) the Agent may exercise or enforce any and all other rights or remedies available by law or agreement against the Buyer Contracts and the Related Security, against PCI and Seller (including under PCI Support Agreement), or against any other Person or property.

If notice to Seller of any intended disposition of the Buyer Contracts and the Related Security or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given in the manner specified for the giving of notice in Section 13.3 at least ten calendar days prior to the date of intended disposition or other action. In addition to the other remedies set forth in this Section 11.2, upon the occurrence of any Termination Event and thereafter while the same be continuing, Seller hereby irrevocably authorizes each Buyer to set off any Obligations of Seller hereunder to such Buyer against all deposits and credits of Seller with, and any and all claims of Seller against, such Buyer. Such right shall exist whether or not such Buyer shall have made any demand hereunder, whether or not the deposits and credits held for the account of Seller is or are matured or unmatured, and regardless of the existence or adequacy of any security, right or remedy available to such Buyer. Each Buyer agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify Seller of its exercise of such setoff right; provided, however, that the failure of a Buyer to provide such notice shall not affect the validity of the exercise of such setoff rights.

ARTICLE XII

CHANGE IN CIRCUMSTANCES

Section 12.1 Increased Costs. If, as a result of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof, or compliance by a Buyer with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:

(a) any tax, duty or other charge with respect to the Buyer Contracts or the Buyers’ obligation to purchase Buyer Interests is imposed, modified or deemed applicable, or the basis of taxation of payments to any Buyer of interest or principal on the Buyer Contracts or any amounts due under this Agreement (other than taxes imposed on the overall net income of a Buyer by the United States and the jurisdiction in which the Buyer has its principal office) is changed;

(b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Buyer is imposed, modified or deemed applicable; or

(c) any other condition affecting this Agreement, the Buyer Contracts or the Buyers’ obligation to purchase the Buyer Interests is imposed on any Buyer or the relevant funding markets;

and any Buyer determines that, by reason thereof, the cost to that Buyer of purchasing or maintaining the Buyer Interests or the Buyers’ obligation to purchase the Buyer Interests is increased, or the amount of any sum receivable by that Buyer hereunder or under this Agreement or any Buyer Contract is reduced;

then, Seller shall pay to such Buyer upon demand by such Buyer (with a copy to the Agent) such additional amount or amounts as will compensate such Buyer (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that the Buyer has not been compensated for such additional cost or reduction in the calculation of the Eurodollar Reserve Rate). Each Buyer will promptly notify Seller of any event of which such Buyer has knowledge, occurring after the date hereof, which will entitle such Buyer to compensation pursuant to this Section. If a Buyer fails to give such notice within 45 days after it obtains knowledge of such an event, such Buyer shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Buyer does give such notice. A certificate of a Buyer claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of manifest error. In determining such amount, each Buyer may use any reasonable averaging and attribution methods. Failure on the part of a Buyer to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of that Buyer’s rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period (subject to the limitation contained in the third preceding sentence).

Section 12.2 Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If any Buyer reasonably determines (which determination shall be conclusive and binding on the parties hereto) that:

(a) deposits of the necessary amount for the relevant Interest Period or Fixed Rate Period elected by Seller pursuant to Section 2.8 are not available to that Buyer in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period or Fixed Rate Period;

(b) the use of the Eurodollar Rate (Reserve Adjusted) as the basis for the Buyers’ Rate will not adequately and fairly reflect the cost to that Buyer of purchasing or maintaining the Buyer Interests for a relevant Interest Period or Fixed Rate Period; or

(c) the use of the Eurodollar Rate (Reserve Adjusted) as the basis for the Buyers’ Rate has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of that Buyer, materially and adversely affects the Buyer Contracts or the Buyers’ obligation to purchase the Buyer Interests or the relevant market;

such Buyer shall promptly give notice of such determination to Seller, with a copy to the Agent, and the Buyers’ Rate with respect to the Buyer’s Percentage of that Buyer of the Buyer Interests shall be the Prime Rate for as long as such condition persists; provided, however, that if at the time of any such determination the affected Buyer is using a reserve-adjusted certificate of deposit rate or similar rate as a basis for pricing, and if Seller so requests and enters into such amendments to this Agreement as the Agent and the Buyers may reasonably request in order to incorporate appropriate definitions and other terms typically included in the affected Buyer’s documentation with respect to such rates, then the Buyers’ Rate for the Buyer’s Percentage of the affected Buyer of the Buyer Interests shall be the sum of (i) such reserve-adjusted certificate of deposit or similar rate, (ii) the Applicable Margin, and (iii) one eighth of one percent (0.125%).

Section 12.3 Illegality. If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for a Buyer to purchase the Buyer Interests at a rate based on the Eurodollar Rate (Reserve Adjusted), the obligation of such Buyer to purchase the Buyer Interests shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for a Buyer to maintain any Buyer Interests previously purchased by it hereunder, such Buyer shall, upon the happening of such event, notify Seller thereof in writing, and the Buyers’ Rate with respect to the Buyer’s Percentage of that Buyer of the Buyer Interests shall thereafter be the Prime Rate.

Section 12.4 Capital Adequacy. In the event that any change in any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency (a “Governmental Agency”) charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such Governmental Agency, reduces or shall have the effect of reducing the rate of return on any Buyer’s capital or the capital of its parent corporation (by an amount such Buyer deems material) as a consequence of its Individual Purchase Commitment Amount and/or its undivided percentage ownership interest in the Buyer Interests to a level below that which such Buyer or its parent corporation could have achieved but for such change (taking into account such Buyer’s policies and the policies of its parent corporation with respect to capital adequacy), then Seller shall, within 30 days after written notice and demand from such Buyer (with a copy to the Agent), pay to such Buyer additional amounts sufficient to compensate such Buyer or its parent corporation for such reduction. Any determination by such Buyer under this Section and any certificate as to the amount of such reduction given to Seller by such Buyer shall be final, conclusive and binding for all purposes, absent error. Each Buyer will promptly notify Seller of any event of which such Buyer has knowledge, occurring after the date hereof, which will entitle such Buyer to compensation pursuant to this Section. If a Buyer fails to give such notice within 45 days after it obtains knowledge of such an event, such Buyer shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Buyer does give such notice.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Waiver and Amendment. No failure on the part of the Agent or any Buyer to exercise and no delay in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Agent or the Buyers hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on PCI or Seller not required hereunder shall in any event entitle PCI or Seller to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Agent or the Buyers to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of this Agreement or consent to any departure by PCI or Seller therefrom shall be effective unless the same shall be in writing and signed by the Agent and the Majority Buyers, and then such amendment, modifications, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given. Notwithstanding the foregoing, no such amendment, modification, waiver or consent shall:

(a) Reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, modify any of the provisions of any Buyer Contract with respect to the payment or repayment thereof, release the PCI Support Agreement, modify any payment obligation of Seller, or transfer title to (or release any security interest that the Agent may be deemed to hold, pursuant to Section 2.7, in) any Buyer Contract, without the consent of each Buyer; or

(b) Increase the amount or extend the time of any Individual Purchase Commitment Amount of any Buyer, without the consent of such Buyer; or

(c) Reduce the rate or extend the time of payment of any fee payable to a Buyer, without the consent of the Buyer affected; or

(d) Amend the definition of Majority Buyers or otherwise reduce the percentage of the Buyers required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Buyers; or

(e) Amend any of the foregoing Sections 13.1 (a) through (d) or this Section 13.1 (e) without the consent of all the Buyers; or

(f) Amend any provision of this Agreement relating to the Agent in its capacity as Agent without the consent of the Agent.

Section 13.2 Expenses. Whether or not any Buyer Interest is purchased hereunder, Seller agrees to reimburse the Agent upon demand for all reasonable expenses paid or incurred by the Agent (including filing and recording costs and fees and expenses of legal counsel, who may be employees of the Agent) in connection with the preparation, negotiation, execution, delivery, amendment, modification and interpretation of the Transaction Documents. PCI and Seller also jointly and severally agree to reimburse the Agent and each Buyer upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent or any Buyer in connection with the collection and enforcement of the Transaction Documents, the Buyer Contracts and the Related Security Documents and the Buyer Interests. PCI and Seller jointly and severally agree to indemnify and hold the Agent and the Buyers harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for purchasing Buyer Interests or disbursing the proceeds thereof. The obligations of PCI and Seller under this Section 13.2 shall survive any termination of this Agreement.

Section 13.3 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent or any Buyer under Article II hereof shall be deemed to have been given only when received by the Agent or that Buyer.

Section 13.4 Successors and Assigns; Disposition of Interests in Buyer Contracts; Transferees.

(a) This Agreement shall be binding upon and inure to the benefit of PCI, Seller, the Buyers, the Agent, and their respective successors and assigns and shall inure to the benefit of the Hedge Providers (if any) and its successors and permitted assigns (including any trustee in bankruptcy), except that neither PCI nor Seller may assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Buyer .

(b) Any Buyer may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in such Buyer’s undivided percentage ownership interest in the Buyer Interests, and the Individual Purchase Commitment Amount of such Buyer, or any other interest of such Buyer hereunder. In the event of any such sale by a Buyer of participating interests to a Participant, (i) such Buyer’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Buyer shall remain solely responsible for the performance thereof, (iii) such Buyer shall remain the owner of such Buyer’s undivided percentage ownership interest in the Buyer Interests for all purposes under this Agreement, (iv) PCI, Seller and the Agent shall continue to deal solely and directly with such Buyer in connection with such Buyer’s rights and obligations under this Agreement and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that such Buyer shall retain the sole right and responsibility to enforce its rights hereunder and with respect to the Buyer Interests, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other

Buyer Contract, provided that such agreement may provide that such Buyer will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Sections 13.1(a)—(c) without the prior consent of such Participant. PCI and Seller agree that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of a Termination Event, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Buyers, and the Buyers agree to share with such Participant, as provided in subsection 14.11.

(c) Each Buyer may, from time to time, with the consent of the Agent (which consent shall not be unreasonably withheld), assign to other Persons (“Assignees”) part of such Buyer’s undivided percentage ownership interest in the Buyer Interests, together with equivalent proportions of its Individual Purchase Commitment Amount and its Buyer’s Percentage, pursuant to written agreements executed by such assigning Buyer, such Assignee(s) and the Agent in substantially the form of Exhibit E, which agreements shall specify in each instance the portion of the Buyer’s Percentage and its undivided percentage ownership interest in the Buyer Interests which is to be assigned to each Assignee and the portion of the Individual Purchase Commitment Amount of such Buyer to be assumed by each Assignee (each, an “Transfer Agreement”); provided, however, that the assigning Buyer must pay to the Agent a processing and recordation fee of $3,500 and that each Assignment must be for an aggregate amount of $15,000,000 or more (or the entire amount of the assigning Buyer’s Individual Purchase Commitment Amount, if lesser). Upon the execution of each Transfer Agreement by the assigning Buyer, the relevant Assignee, PCI, Seller and the Agent, payment to the assigning Buyer by such Assignee of the purchase price for the portion of the assigning Buyer’s undivided percentage ownership interest in the Buyer Interests being acquired by the Assignee and receipt by PCI and Seller of a copy of the relevant Transfer Agreement, (x) such Assignee lender shall thereupon become a “Buyer” for all purposes of this Agreement with an Individual Purchase Commitment Amount in the amount set forth in such Transfer Agreement and with all the rights, powers and obligations afforded a Buyer under this Agreement, (y) such assigning Buyer shall have no further liability for funding the portion of its Individual Purchase Commitment Amount assumed by such Assignee and (z) the address for notices to such Assignee shall be as specified in the Transfer Agreement executed by it.

(d) PCI and Seller shall not be liable for any costs incurred by the Buyers in effecting any participation or assignment.

(e) Each Buyer may disclose to any Assignee or Participant and to any prospective Assignee or Participant any and all financial information in such Buyer’s possession concerning any of PCI or any Subsidiary which has been delivered to such Buyer by or on behalf of PCI or any Subsidiary pursuant to this Agreement or which has been delivered to such Buyer by or on behalf of PCI or any Subsidiary in connection with such Buyer’s credit evaluation of PCI or any Subsidiary prior to entering into this Agreement, provided that prior to disclosing such information, such Buyer shall first obtain the agreement of such prospective Assignee or Participant to comply with the provisions of Section 13.13.

Section 13.5 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.6 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as PCI or Seller have one or more Subsidiaries.

Section 13.7 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 13.8 Entire Agreement. The Transaction Documents embody the entire agreement and understanding between PCI, Seller, the Agent and the Buyers with respect to the subject matter hereof and thereof. The Transaction Documents supersede all prior agreements and understandings relating to the subject matter hereof.

Section 13.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

Section 13.10 Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

Section 13.11 Consent to Jurisdiction. AT THE OPTION OF THE AGENT, THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE SELLER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT PCI OR SELLER COMMENCE ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 13.12 Waiver of Jury Trial. PCI, SELLER, THE AGENT AND THE BUYERS IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT

OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 13.13 Confidentiality of Information. The Agent and the Buyers shall use reasonable efforts to assure that information about PCI, Seller and their operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Agent or the Buyers pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between the Agent or a Buyer and Seller and shall not be divulged to any Person other than the Agents, the Buyers, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Agent or the Buyer hereunder or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 13.4 and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Agent or a Buyer or by any applicable law, rule, regulation or judicial process, the opinion of the Agent’s or Buyer’s counsel concerning the making of such disclosure to be binding on the parties hereto. The Agent and the Buyers shall not incur any liability to Seller by reason of any disclosure permitted by this Section 13.13.

Section 13.14 Survival of Agreement. All representations, warranties, covenants and agreement made by PCI and Seller herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be deemed to have been relied upon by the Agent and the Buyers, regardless of any investigation made by or on behalf of the Agent or the Buyers, and shall continue in full force and effect as long as any Buyer Interest is outstanding and unpaid and so long as the Purchase Commitment has not been terminated; provided, however, that the obligations of Seller under Sections 10.15 and 13.2 shall survive payment in full of the Buyer Interests and the termination of the Purchase Commitment.

Section 13.15 Contract Purchase Facility. This Agreement and the Receivables Sale Agreement together amend and restate the Third Amended and Restated Contract Purchase Agreement, dated as of June 19, 2002, as amended prior to the date hereof, among PCI, the Originators, U.S. Bank National Association, individually and as agent, and certain buyers identified therein.

Section 13.16 Withholding Taxes.

(a) Buyers to Submit Forms. Each Buyer represents to Seller and the Agent that, as of the date it becomes a Buyer and at all times thereafter, it is either (i) a corporation organized under the laws of the United States or any State thereof or (ii) entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. Each Buyer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to Seller and the Agent, on or before the later of the date hereof or the day on which such Buyer becomes a Buyer, duly completed and signed copies of either Form 1001 (relating to such Buyer and entitling it to a complete exemption from withholding on all payments to be received by such Buyer hereunder) or Form 4224 (relating to all payments to be received by such Buyer hereunder) of the United States Internal Revenue Service. Thereafter and from time to time, each such Buyer shall submit to Seller and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor Forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by Seller or the Agent and (ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Buyer hereunder. Upon the request of Seller or the Agent, each Buyer that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to Seller and the Agent a certificate in such form as is reasonably satisfactory to Seller and the Agent to the effect that it is such a United States person.

(b) Inability of a Buyer. If any Buyer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) determines that, as a result of any change in law or regulation or the interpretation thereof, Seller or any Obligor, or the Agent, is required by law or regulation to make any deduction, withholding or backup withholding (in which case Seller or the Agent is hereby authorized to make such deduction, withholding or backup withholding) of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America (“U.S. Taxes”) from any payments to a Buyer pursuant to this Agreement in respect of the obligations payable to such Buyer then or thereafter outstanding under this Agreement or any Buyer Interests, Seller will pay to such Buyer an amount which, after deduction from such increased amount of all U.S. Taxes required to be withheld or deducted therefrom, will yield the amount required under this Agreement or the Buyer Interests to be paid with respect thereto; provided, that Seller shall not be required to pay any additional amount pursuant to this Section 13.16(b) to any Buyer (i) that is not, either on the date this Agreement is executed by such Buyer or on the date such Buyer becomes such under Section 13.4(c), either (x) entitled to submit Form 1001 (relating to such Buyer and entitling it to a complete exemption from withholding on all payments to be received by such Buyer hereunder) or Form 4224 (relating to all payments to be received by such Buyer hereunder) or (y) a United States person (as such term is defined in Section 7701(a)(30) of the Code), or (ii) that has failed to submit any form or certificate that it was required to file pursuant to subsection (a) and entitled to file under applicable law or (iii) arising from such Buyer’s failure to comply with any certification, identification or other similar requirement under United States income tax laws or regulations (including backup withholding) to establish entitlement to exemption from such U.S. Taxes; and provided, further, that if a Buyer, as a result of any amount paid by Seller to such Buyer pursuant to this Section 13.16, shall realize a tax credit or refund, which tax credit or refund would not have been realized but for Seller’s payment of such amount, such Buyer shall pay to

Seller an amount equal to such tax credit or refund. Each Buyer may determine the portion, if any, of any tax credit or refund attributable to Seller’s payments using such attribution and accounting methods as such Buyer reasonably selects, and such Buyer’s determination of the portion of any tax credit or refund attributable to Seller’s payments shall be conclusive in the absence of manifest error. The obligation of Seller under this Section 13.16(b) shall survive the payment in full of the Obligations and the termination of the Purchase Commitments of such Buyer.

(c) Substitution of Buyer. In the event Seller is required pursuant to this Section 13.16 to pay any additional amount to any Buyer, such Buyer shall, if no Termination Event has occurred and is continuing, upon the request of Seller to such Buyer and the Agent, assign, pursuant to and in accordance with the provisions of Section 13.4, all of its rights and obligations under this Agreement and with respect to the Buyer Interests to another Buyer or an assignee selected by Seller and reasonably satisfactory to the Agent, in consideration for (i) the payment by such assignee to the assigning Buyer of the Buyer’s Percentage of the assigning Buyer of the principal outstanding under, and interest accrued at the Buyers’ Rate on, the Buyer Interests, (ii) the payment by Seller to the assigning Buyer of any and all other amounts owing to such Buyer under any provision of this Agreement accrued and unpaid to the date of such assignment and (iii) Seller’s release of the assigning Buyer from any further obligation or liability under this Agreement. Notwithstanding anything to the contrary in this Section 13.16(c), in no event shall the replacement of any Buyer result in a decrease in the aggregate Purchase Commitments without the written consent of the Majority Buyers.

ARTICLE XIV

THE AGENT

The following provisions shall govern the relationship of the Agent with the Buyers.

Section 14.1 Appointment and Authorization. Each Buyer appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under this Agreement and with respect to the Buyer Interests as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement and with respect to the Buyer Interests, except for its own gross negligence or willful misconduct. The Agent shall act as an independent contractor in performing its obligations as Agent hereunder and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, Seller or the Buyers.

Section 14.2 Buyers. The Agent may treat each Buyer as the owner of its respective Buyer’s Percentage until written notice of transfer shall have been filed with it, signed by such Buyer and in the form of Exhibit E.

Section 14.3 Consultation With Counsel. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 14.4 Validity of Agreement and Buyer Contracts. The Agent shall not be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of this Agreement or the Buyer Contracts or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 14.5 U.S. Bank and Affiliates. With respect to its Individual Purchase Commitment Amount and the undivided percentage ownership interest in the Buyer Interests purchased by it, U.S. Bank shall have the same rights and powers under this Agreement and with respect to the Buyer Interests as any other Buyer and may exercise the same as though it were not the Agent consistent with the terms thereof, and U.S. Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Seller as if it were not the Agent.

Section 14.6 Action by Agent. Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement and the Buyer Interests. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Buyers, and such instructions shall be binding upon all owners of undivided percentage ownership interests in the Buyer Interests; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, the Buyer Contracts or applicable law. The Agent shall incur no liability under or in respect of any of this Agreement or the Buyer Contracts by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

Section 14.7 Credit Analysis. Each Buyer has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of Seller in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of Seller and the value of the Buyer Contracts. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Buyer with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Termination Event or at any time thereafter.

Section 14.8 Notices of Termination Event, Etc. In the event that the Agent shall have acquired actual knowledge of any Termination Event or Unmatured Termination Event, the Agent shall promptly give notice thereof to the Buyers.

Section 14.9 Indemnification. Each Buyer agrees to indemnify the Agent, as Agent (to the extent not reimbursed by PCI or Seller), ratably according to such Buyer’s Individual Purchase Commitment Amount, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of this Agreement or the Buyer Contracts or any action taken or omitted by the Agent under this Agreement or with respect to the Buyer Contracts, provided that no Buyer shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. No payment by any Buyer under this Section shall relieve Seller of any of its obligations under this Agreement.

Section 14.10 Payments and Collections. All funds received by the Agent in respect of any payments made by PCI or Seller under this Agreement shall be distributed forthwith by the Agent among the Buyers, in like currency and funds as received, ratably according to each Bank’s Individual Purchase Commitment Amount. After any Termination Event has occurred and is continuing, all funds received by the Agent, whether as payments by PCI or Seller or as realization on any collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Agent in the following order: (a) first to the Agent or any Buyer who has incurred unreimbursed costs of collection with respect to any amount payable hereunder, ratably to the Agent and each Buyer in the proportion that the costs incurred by the Agent or such Buyer bear to the total of all such costs incurred by the Agent and all Buyers; (b) next to the Agent for the account of the Buyers (in accordance with their respective Individual Purchase Commitment Amounts) for application on the amounts owing hereunder; and (c) last to the Agent for application to any unpaid agent’s fees.

Section 14.11 Sharing of Payments. If any Buyer shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Obligations under this Agreement in excess of such Buyer’s share thereof as determined under this Agreement, then such Buyer shall purchase from the other Buyers for cash and at face value and without recourse, such participation in the percentage ownership interests in the Buyer Interests held by such other Buyers as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Buyers; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Buyer, the related purchases from the other Buyers shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Buyer agrees to exercise any and all rights of setoff, counterclaim or banker’s lien first fully against any indebtedness of PCI or Seller to such Buyer arising under or pursuant to this Agreement and to any participations held by such Buyer in indebtedness of PCI or Seller arising under or pursuant to this, and only then to any other indebtedness of PCI or Seller to such Buyer.

Section 14.12 Advice to Buyers. The Agent shall forward to the Buyers copies of all notices, financial reports and other communications received hereunder from PCI or Seller by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by PCI or Seller directly to each Buyer.

Section 14.13 Resignation. If at any time U.S. Bank shall deem it advisable, in its sole discretion, it may submit to each of the Buyers, Seller and PCI a written notification of its resignation as Agent under this Agreement, such resignation to be effective upon the appointment of a successor Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Majority Buyers may appoint a successor Agent.

Section 14.14 Compensation. Seller hereby agrees to pay to the Agent on each Quarterly Payment Date, for the Agent’s own account, an agent’s fee in the amount of $625 per quarter. No Buyer (other than the Agent) shall be entitled to any portion of such fee.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

PATTERSON COMPANIES, INC.

By:	/s/ R. Stephen Armstrong
R. Stephen Armstrong
Executive Vice President, Treasurer and Chief Financial Officer

1031 Mendota Heights Road
St. Paul, MN 55120
Attention: R. Stephen Armstrong
Telecopier: (612) 686-8984

PDC FUNDING COMPANY II, LLC

By:	/s/ R. Stephen Armstrong
R. Stephen Armstrong
Chief Manager and President

1031 Mendota Heights Road
St. Paul, MN 55120
Attention: R. Stephen Armstrong
Telecopier: (612) 686-8984

[Signature Page to Contract Purchase Agreement]

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Individual Contract Purchase

Commitment Amounts

$75,000,000	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ Karen Weathers
Karen Weathers
Vice President

800 Nicollet Mall Minneapolis, MN 55402
Attention: Ms. Karen Weathers
Telecopier: (612) 303-2264

$35,000,000	THE NORTHERN TRUST COMPANY

	By:	/s/ John Canty
John C. Canty
Vice President

The Northern Trust Company 50 South LaSalle Street, Floor B2 Chicago, Illinois 60675
Attention: Jeffrey Clark
Telecopier: (312) 444-7028

[Signature Page to Contract Purchase Agreement]

S-2